Exhibit 10.6

PUBLIC SECTOR PENSION INVESTMENT BOARD

and

PATTERN ENERGY GROUP INC.

JOINT VENTURE AGREEMENT

JUNE 16, 2017

TABLE OF CONTENTS

i

Exhibit A: Purchase Rights Agreements

Exhibit B: Sponsor Services Agreement

Exhibit C: Form of Joint Acquisition PSA

Exhibit D: Joint Acquisition Governance

Exhibit E: Construction Financing Terms

Exhibit F: Material Contracts

ii

JOINT VENTURE AGREEMENT

THIS JOINT VENTURE AGREEMENT (the “Agreement”) made as of June 16, 2017,

B E T W E E N:

PUBLIC SECTOR PENSION INVESTMENT BOARD, an Entity having its registered office at 1250 Rene-Levesque Blvd. West, Suite 1400, Montreal, Quebec, H3B 5E9, Canada (hereinafter referred to as “PSP”),

– and –

PATTERN Energy group INC., a Delaware corporation having its principal executive offices at Pier 1, Bay 3, San Francisco, California, 94111, United States (hereinafter referred to as “PEGI”).

WHEREAS, PEGI and PSP (each a “JV Participant” and collectively, the “JV Participants”) have agreed to jointly own certain assets (to the extent contemplated in this Agreement) acquired through PEGI’s rights of first offer with Pattern Energy Group LP, a Delaware limited partnership (“Pattern Development 1.0”), and with Pattern Energy Group 2 LP, a Delaware limited partnership (“Pattern Development 2.0”), pursuant to those certain amended and restated Purchase Rights Agreements, dated as of the date hereof, by and between PEGI and Pattern Development 1.0 and Pattern Development 2.0, respectively, and attached hereto as Exhibits A-1 and A-2, respectively (each, a “Purchase Rights Agreement” and collectively, the “Purchase Rights Agreements”);

WHEREAS, PSP and Pattern Development 1.0 have entered into that certain Securities Purchase Agreement, dated as of the date hereof, pursuant to which PSP shall acquire 8,700,000 shares of Class A common stock, $0.01 par value per share, of PEGI (the “PEGI Share Acquisition” and such shares, the “PSP PEGI Shares”);

WHEREAS, (i) PEGI, PSP and Pattern Development 1.0 have entered into that certain Purchase and Sale Agreement, dated as of the date hereof, regarding the Meikle Project (as defined therein), pursuant to which PSP and PEGI shall jointly acquire the Meikle Project from Pattern Development 1.0, (ii) PEGI, PSP and Pattern Development 1.0 have entered into that certain Purchase and Sale Agreement, dated as of the date hereof, regarding the Mont Sainte-Marguerite Project (as defined therein), pursuant to which PSP and PEGI shall jointly acquire the Mont Sainte-Marguerite Project from Pattern Development 1.0 and (iii) PEGI and PSP have entered into that certain Purchase and Sale Agreement, dated as of the date hereof, regarding the Panhandle 2 Project (as defined therein), pursuant to which PSP shall acquire 49% of the B Interest (as defined therein) of the Panhandle 2 Project from PEGI (such purchase and sale agreements, the “Initial Acquisition PSAs” and such projects, the “Initial Acquisition Projects”);

WHEREAS, PEGI and PSP have entered into that certain Sponsor Services Agreement (the “Sponsor Services Agreement”), dated as of the date hereof, which is attached hereto as Exhibit B, pursuant to which PEGI will provide certain services to each Subject Project Company (as defined herein); and

NOW THEREFORE, THIS AGREEMENT WITNESSES that in consideration of the respective covenants and agreements of the parties contained herein and for other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged by each of the parties), it is hereby agreed as follows:

Article 1
Definitions and Interpretation

Section 1.01.      Definitions.

Where used in this Agreement, the following terms shall have the following meanings, respectively:

“96% Call Right” has meaning set forth in Section 3.01(d);

“Accepted First Offer” has the meaning set forth in Section 3.01(c);

“Affiliate” means, in respect of a party, any Person that as at the time determined, (i) Controls such party, (ii) is Controlled by such party, or (iii) is Controlled by the same Person that Controls such party; provided that (x) no Subject Project Company shall be deemed an Affiliate of either PEGI or PSP for any purpose hereunder, (y) neither Pattern Development 1.0 nor Pattern Development 2.0 shall be deemed an Affiliate of either PEGI or PSP for any purpose hereunder and (z) No JV Participant shall be deemed an Affiliate of the other JV Participant for any purpose hereunder;

“Applicable Law” means:

(a)       applicable federal, state, provincial or municipal laws, orders-in-council, bylaws, codes, rules, policies, regulations and statutes;

(b)       applicable orders, decisions, codes, judgments, rules, injunctions, decrees, awards and writs of any Governmental Authority;

(c)       applicable rulings and conditions of any license, permit, certificate, registration, authorization, consent and approval issued by a Governmental Authority; and

(d)       any requirements under or prescribed by applicable common laws;

“Assigned Final Offer Rights” has the meaning set forth Section 3.01(d);

“Business Day” means any day other than a Saturday, Sunday or federal holiday in San Francisco, California, USA or Montreal, Quebec, Canada;

“Call Participation Offer” has the meaning set forth in Section 3.01(e);

“Change in Tax Law” means a change in any Applicable Law relating to Taxes or any interpretation thereof pursuant to which either (i) the PSP Investment Entity becomes a Disqualified Tax-Exempt Person, or (ii) PSP (or if applicable, any Canadian intermediate parent that is a Subsidiary of PSP) becomes exempt from U.S. federal withholding Tax, other than through modification of the Tax Treaty;

“Code” means the Internal Revenue Code of 1986, as amended;

“Co-Investment Amount” means the sum of (without duplication) (i) the aggregate purchase price to be paid by PSP pursuant to each Joint Acquisition Acceptance, (ii) the aggregate purchase price set forth in each Final Rights Project Offer submitted by PSP that is accepted by the Subject Project Interest Seller, (iii) the aggregate purchase price to be paid by PSP in the Initial Acquisitions pursuant to the Initial Acquisition PSAs and (iv) the aggregate purchase price to be paid by PSP pursuant to any transactions under Section 3.01(i) or Section 3.01(k), in each case taking into account any “make whole” payments, increases in purchase price, purchase price adjustments, indemnification payments or payments pursuant to any other compensation mechanics made by PSP or its Affiliates to a Subject Project Interest Seller or PEGI or their respective Affiliates in connection with any such acquisitions arising from or relating to PSP investing in a Canadian Subject Project Interest as a tax-exempt Canadian Crown Corporation as opposed to as a Non-Tax-Exempt Person. In the event the purchase price to be paid by PSP under a Joint Acquisition Acceptance, Final Rights Project Offer, Initial Acquisition PSA or transaction under Section 3.01(i) is included in the calculation of the Co-Investment Amount and PSP’s participation in the transaction contemplated thereby is terminated without a closing occurring, then the Co-Investment Amount shall be reduced by the amount of the purchase price that was to be paid by PSP;

“Co-Investment Right Termination Event” has the meaning set forth in Section 3.04(a);

“Competitively Sensitive Information” has the meaning set forth in Section 4.01(b);

“Confidential Information” has the meaning set out in Section 4.01(a);

“Contract” means any agreement, indenture, contract, purchase order, lease, sublease, deed of trust, license, option or instrument, in any case, whether written or oral;

“Control” or “control” means, with respect to any Person at any time, (i) holding, whether directly or indirectly, as owner or other beneficiary (other than solely as the beneficiary of an unrealized security interest) securities or ownership interests of that Person carrying votes or ownership interests sufficient to elect or appoint more than 50% of the individuals who are responsible for the supervision or management of that Person, or (ii) the exercise of de facto control of that Person, whether direct or indirect and whether through the ownership of securities or ownership interests or by Contract, trust or otherwise, and “Controlled” and “Controlling” have corresponding meanings;

“Covered First Offer” has the meaning set forth in Section 3.01(b);

“Covered Subject Project Interest” means a Subject Project Interest, other than an Excluded Subject Project Interest or a Prior Project Interest;

“Covered Project” means any Project (as defined in the Purchase Rights Agreement with Pattern Development 1.0 or Pattern Development 2.0, as applicable) that is not located in Japan and that is not underlying a Prior Project Interest;

“Covered Project Transfer Notice” has the meaning set forth in Section 3.01(a);

“Cure Notice” has the meaning set forth in Section 3.03(c);

“Diligence Materials” has the meaning set forth in Section 3.01(g);

“Diligence Period” has the meaning set forth in Section 5.04(b);

“Disclaiming Party” has the meaning set forth in Section 5.04(b);

“Disqualified Tax-Exempt Person” means any Person that is treated as (i) a “tax-exempt entity” within the meaning of Section 168(h)(2) of the Code or (ii) a “tax-exempt controlled entity” within the meaning of Section 168(h)(6)(F) of the Code.

“Documentation Period” has the meaning set forth in Section 3.02(c);

“Early Closing Acceptance Period” has the meaning set forth in Section 3.03(e);

“Early Closing Date” has the meaning set forth in Section 3.03(e);

“Early Closing Notice” has the meaning set forth Section 3.03(d);

“Early Closing Waived Conditions” has the meaning set forth in Section 3.03(e);

“Encumbrance” means any mortgage, lien, encumbrance, charge, pledge, assignment by way of security, security interest, title retention, preferential right or trust arrangement, easement or any other security arrangement or any other arrangement having the same effect;

“Entity” means any Person other than a natural Person;

“Exchange Act” has the meaning set forth in Section 4.05;

“Excluded Declination” has the meaning set forth in Section 3.04(a)(ii);

“Excluded Subject Project Interest” means any Subject Project Interest for a Subject Project Company that is located in Japan;

“Expected Closing Date” has the meaning set forth in Section 3.03(a);

“Failed Condition Closing Notice” has the meaning set forth in Section 3.03(d);

“Failed Condition Event” has the meaning set forth in Section 3.03(d);

“Failed Condition Waiver Certification” has the meaning set forth in Section 3.03(d);

“Final Rights Project Offer” has the meaning set forth in the Purchase Rights Agreements;

“Final Offer Notice” has the meaning set forth in Section 3.01(d);

“First Nations” means any governing body of any first nations, Métis and/or indigenous and/or aboriginal tribe(s) and/or band(s)

“First Rights Project Offer” has the meaning set forth in the Purchase Rights Agreements;

“First Rights Offer Period” has the meaning set forth in the Purchase Rights Agreements;

“First Rights Project Declination” has the meaning set forth in the Purchase Rights Agreements;

“Fiscal Year” means every 12-month period beginning on January 1 and ending on December 31;

“Form Joint Acquisition PSA” has the meaning set forth in Section 3.02(a);

“GAAP” means the accounting principles generally accepted in the United States of America;

“Governing Documents” means, with respect to any Entity that is a corporation, its articles or certificate of incorporation or memorandum and articles of association, as the case may be, its bylaws and its shareholders’ agreement; with respect to any Entity that is a limited partnership, its certificate of limited partnership and its limited partnership or operating agreement; with respect to any Entity that is a limited liability company, its certificate of formation and its limited liability company or operating agreement; with respect to any Entity that is a trust or similar Entity, its declaration or agreement of trust or its constituent document; and with respect to any other Entity, its comparable organizational documents, in each case, as has been amended or restated;

“Governmental Authority” means any federal or national, state, provincial, county, municipal or local government or regulatory or supervisory department, body, political subdivision, commission, agency, instrumentality, ministry, court, judicial or administrative body, taxing authority, or other authority thereof (including any corporation or other entity owned or controlled by any of the foregoing) acting in a regulatory capacity and having jurisdiction over the matter or Person in question;

“Hold Period” has the meaning set forth in Section 4.05(b);

“Independent Tax Advisor” means a nationally recognized accounting firm mutually acceptable to both JV Participants;

“Initial Acquisitions” means the acquisitions of the Initial Acquisition Projects contemplated by the Initial Acquisition PSAs;

“Initial Acquisition Projects” has the meaning set forth in the preamble to this Agreement;

“Initial Acquisition PSAs” has the meaning set forth in the preamble to this Agreement;

“Joint Acquisition” has the meaning set forth in Section 3.02(a);

“Joint Acquisition Acceptance” has the meaning set forth in Section 3.01(f);

“Joint Acquisition Closing” has the meaning set forth in Section 3.03(a);

“Joint Acquisition Declination” has the meaning set forth in Section 3.01(f);

“Joint Acquisition Election Period” has the meaning set forth in Section 3.01(f);

“Joint Acquisition Executory Period” has the meaning set forth in Section 3.03(a);

“Joint Acquisition Governance Agreements” has the meaning set forth in Section 3.02(b);

“Joint Acquisition Offer” has the meaning set forth in Section 3.01(c);

“Joint Acquisition PSA” has the meaning set forth in Section 3.02(a);

“Joint Acquisition Termination” has the meaning set forth in Section 3.03(a);

“JV Participants” has the meaning set forth in the preamble to this Agreement;

“Material Contracts” means, in respect of each Subject Project Interest jointly acquired by PSP and PEGI, Contracts of the types described in Exhibit F;

“Meikle Governance Agreements” means (i) the Meikle Wind Energy Limited Partnership Amended and Restated Limited Partnership Agreement among an Affiliate of Pattern, an Affiliate of PSP and Meikle Wind Energy Corp. and (ii) the Meikle Wind Energy Corp. Shareholder Agreement among an Affiliate of Pattern, an Affiliate of PSP and Meikle Wind Energy Corp., the forms of which are attached to the Joint Acquisition PSA for the Meikle wind project dated on or about the date of this Agreement;

“MW” means megawatt, a unit of power equal to one million watts;

“Non-Competition Agreement” means the Second Amended and Restated Non-Competition Agreement among Pattern Development 1.0, PEGI and Pattern Development 2.0;

“Non-Tax-Exempt Person” means in respect of a Canadian project, any Person that is not exempt from Canadian federal income taxation under Section 149 of the Income Tax Act (Canada);

“Outside Closing Date” means the Outside Closing Date as it will be defined in each Joint Acquisition PSA.

“Pattern Development 1.0” has the meaning set forth in the preamble to this Agreement;

“Pattern Development 2.0” has the meaning set forth in the preamble to this Agreement;

“PEGI” has the meaning set forth in the preamble to this Agreement;

“PEGI Board” means the board of directors of PEGI;

“PEGI Confidential Information” has the meaning set forth in Section 4.01(a);

“PEGI NGC” means the nominating, governance and compensation committee of the PEGI Board;

“PEGI Purchase Declination” has the meaning set forth in Section 3.01(b);

“PEGI Share Acquisition” has the meaning set forth in the preamble to this Agreement;

“PEGI Solo PSA” has the meaning set forth in Section 3.01(f).

“Permitted Transferee” means, with respect to any Person, a Controlled Affiliate of such Person; provided that, with respect to PSP, none of its portfolio companies or other investments shall be deemed a Permitted Transferee;

“Person” means an individual, partnership, limited partnership, general partnership, joint stock company, joint venture, association, company, trust, pension fund, bank, trust company, loan company, insurance company, land trust, business trust or other organization, whether or not legal Entities, and any Governmental Authority and any political subdivision thereof;

“Prior Project Interest” has the meaning set forth in Section 3.03(f);

“Proceeding” means any judicial, administrative or arbitral action, cause of action, suit, claim, demand, citation, summons, subpoena, investigation of which the party being investigated has received written notice, examination or audit of which the party in question has received written notice, whether civil, criminal or regulatory, in law or in equity, in each case by, on behalf of, before or involving any court, tribunal, arbitrator or other Governmental Authority;

“Project Transfer Notice” has the meaning set forth in the Purchase Rights Agreements;

“PSA Failure” has the meaning set forth in Section 3.03(c);

“PSP” has the meaning set forth in the preamble to this Agreement;

“PSP Closing Conditions” has the meaning set forth in Section 3.03(e);

“PSP Co-Invest Percentage” means, with respect to any Joint Acquisition, the percentage of the Subject Project Interest that PEGI offers to PSP for PSP to acquire pursuant to the applicable Joint Acquisition Offer of Call Participation Offer; provided that (i) the PSP Co-Invest Percentage shall in no event be less than thirty percent (30%), and (ii) if the percentage of the Subject Project Interest that PEGI offers to PSP is greater than thirty percent (30%), then PSP shall, at the time it delivers a Joint Acquisition Acceptance, elect whether the PSP Co-Invest Percentage related to the applicable Subject Project Interest shall equal (x) the percentage of the Subject Project Interest that PEGI offered to PSP or (y) thirty percent (30%) (and if PSP fails to so make such an election, the PSP Co-Invest Percentage for such Subject Project Interest shall equal the percentage offered by PEGI);

“PSP Co-Invest Rights” has the meaning set forth in Section 3.04(a);

“PSP Compliance Date” means the date on which PSP notifies PEGI in writing that the appointment of the PSP Designee to the PEGI Board will not constitute a breach (or potential breach) of any Applicable Law to which PSP or any of its Affiliates is subject;

“PSP Confidential Information” has the meaning set forth in Section 4.01(c);

“PSP Designee” means the individual designated by PSP and communicated to PEGI contemporaneously with the entering into of this Agreement or, if such individual is unwilling or unable to serve as the PSP Designee, such other individual as PSP may designate and that is acceptable to the PEGI NGC;

“PSP Early Closing Acceptance” has the meaning set forth in Section 3.03(e);

“PSP Early Closing Declination” has the meaning set forth in Section 3.03(e);

“PSP Investment Entity” has the meaning set forth in Section 3.02(e);

“PSP MW” means, with respect to any Subject Project Interest, the total MW of such Subject Project Interest multiplied by the applicable PSP Co-Invest Percentage.

“PSP Partial Acceptance” has the meaning set forth in Section 3.03(e);

“PSP PEGI Shares” has the meaning set forth in the preamble to this Agreement;

“PSP Required Consents” has the meaning set forth in Section 3.02(a);

“Purchase Price” has the meaning set forth in Exhibit C;

“Purchase Price Adjustment” has the meaning set forth in Exhibit C;

“Purchase Rights Agreement” has the meaning set forth in the preamble to this Agreement;

“Registration Rights Agreement” means the Registration Rights Agreement between Pattern Development 1.0 and PEGI, dated as of October 2, 2013;

“Representatives” has the meaning set forth in Section 4.01(a);

“SEC” has the meaning set forth in Section 4.05;

“Standstill Period” has the meaning set forth in Section 4.05;

“Status Schedule” has the meaning set forth in Section 3.04(c);

“Status Schedule Objection Notice” has the meaning set forth in Section 3.04(c);

“Subject Project Company” means with respect to any Subject Project Interest, the Entity the ownership of which is represented by such Subject Project Interest;

“Subject Project Interest” has the meaning set forth in the Purchase Rights Agreements;

“Subject Project Interest Seller” has the meaning set forth in Section 3.01(b);

“Subsidiary” means, with respect to any Entity, any other Entity of which such Entity (either alone or through or together with any other Subsidiary) owns, directly or indirectly, more than 50% of the stock or other equity interests the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such legal Entity;

“Tax” means (i) any tax, governmental fee or other like assessment or charge of any kind whatsoever (including, but not limited to, withholding on amounts paid to or by any Person), together with any interest, penalty, addition to tax or additional amount, and any liability for any of the foregoing as transferee and (ii) liability for the payment of any amount as a result of being party to any agreement or arrangement (whether or not written) entered into for the allocation, apportionment, sharing or assignment of any tax liability or benefit, or the transfer or assignment of income, revenues, receipts, or gains for the purpose of determining any Person’s tax liability;

“Tax Loss” means (i) any Tax and (ii) any economic damages or losses relating to Tax, including but not limited to those attributable to unavailability or deferral of any Tax loss, deduction or credit, any indemnification or make-whole payments made to any Person, and any economic adjustment under any tax equity, joint venture or other arrangement (including any delay or reduction in any allocation of profits, loss and/or tax attributes or any distribution of cash or proceeds from any Subject Project Company or a holding vehicle thereof).

“Tax Treaty” means the United States–Canada Income Tax Convention.

“Valuation Expert” has the meaning set forth in Section 3.01(k).

Article 2
Representations and Warranties of the JV Participants

Each JV Participant hereby represents and warrants to the other JV Participant as follows:

Section 2.01.      Authority; Validity of Agreements; No Violations.

(a)             Such JV Participant has the necessary power and authority or legal capacity, as applicable, to execute and deliver this Agreement and each other agreement contemplated hereby to which such JV Participant is or will be a party, and to perform such JV Participant’s obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. This Agreement and each other agreement contemplated hereby to which such JV Participant is or will be a party is, or will be, duly and validly executed and delivered by such JV Participant and upon execution will constitute (assuming due authorization, execution and delivery by each of the other parties thereto), a valid and legally binding obligation of such JV Participant, enforceable against such JV Participant in accordance with its terms, except as may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or similar Laws affecting the enforcement of creditors’ rights or by general principles of equity, whether such enforceability is considered in a court of law, a court of equity or otherwise.

(b)             The execution, delivery and performance of this Agreement and any other agreement contemplated hereby to which such JV Participant is or will be a party, and the consummation by such JV Participant of the transactions contemplated hereby and thereby, will not, with or without the giving of notice, the passage of time or both: (i) violate any Applicable Law; (ii) result in a breach by such JV Participant of, conflict with, result in a termination of, contravene or constitute a default (or give rise to any right of termination, cancellation, payment or acceleration) under, any of the terms, conditions or provisions of any Contract or other instrument or obligation to which such JV Participant is a party, or by which such JV Participant or any of its properties or assets may be bound; (iii) conflict with, or result in a breach of, the Governing Documents of such JV Participant, or (iv) result in the creation of any Encumbrance upon such JV Participant’s properties or assets, except, in the case of clauses (i), (ii) and (iv), as would not, individually or in the aggregate, reasonably be expected to prevent or materially impair or materially delay the ability of such JV Participant to perform its obligations hereunder or under any other agreement contemplated hereby on a timely basis.

(c)             Such JV Participant is duly organized and is validly existing and in good standing under the laws of its jurisdiction of organization.

Section 2.02.      No Proceedings.

There is no Proceeding pending or, to the knowledge of such JV Participant, threatened, against such JV Participant that, individually or in the aggregate, would reasonably be expected to prevent or materially impair or materially delay the ability of such JV Participant to perform its obligations hereunder or under any other agreement contemplated hereby on a timely basis.

Section 2.03.      Consents and Approvals.

Except for consents, the failure of which to obtain would not, individually or in the aggregate, reasonably be expected to prevent, materially impair or materially delay the ability of such JV Participant to perform its obligations hereunder or under any other agreement contemplated hereby (other than a Joint Acquisition PSA or an Initial Acquisition PSA) on a timely basis, such JV Participant is not required to obtain any consent in connection with the execution, delivery and performance of this Agreement and any other agreement contemplated hereby (other than a Joint Acquisition PSA or an Initial Acquisition PSA) to which such JV Participant is or shall be a party.

Section 2.04.      Brokers and Finders.

No agent, broker, financial advisor or other intermediary acting on behalf of such JV Participant is, or will be, entitled to any broker’s commission, finder’s fees or similar payment in connection with the transactions contemplated hereby (other than any Joint Acquisition or any Initial Acquisition) from any Person other than such JV Participant.

Article 3
Joint Asset Acquisitions

Section 3.01.      PSP Co-Invest Right.

(a)             From the date hereof until the first occurrence of a Co-Investment Right Termination Event, promptly after receipt by PEGI of a Project Transfer Notice with respect to a Covered Subject Project Interest from either Pattern Development 1.0 or Pattern Development 2.0, as applicable, under a Purchase Rights Agreement (each, a “Covered Project Transfer Notice”), PEGI shall promptly deliver to PSP a copy of the

Covered Project Transfer Notice. For the avoidance of doubt, nothing in this Article 3 shall give PSP any rights with respect to an Excluded Subject Project Interest.

(b)             If (i) PEGI (in its sole discretion) delivers a First Rights Project Offer regarding a Covered Project Transfer Notice (the “Covered First Offer”) to Pattern Development 1.0 or Pattern Development 2.0 (as applicable, the “Subject Project Interest Seller”), then PEGI shall promptly deliver written notice to PSP informing PSP that it has delivered a First Rights Project Offer with respect to the applicable Subject Project Interest (which notice, for the avoidance of doubt, shall not include a copy of the First Rights Project Offer or any of the terms or conditions thereof) or (ii) PEGI (in its sole discretion) delivers a First Rights Project Declination regarding a Covered Project Transfer Notice to the Subject Project Interest Seller (the “PEGI Purchase Declination”), then PEGI shall promptly deliver a copy of such First Rights Project Declination to PSP; provided that PEGI shall not, without the prior written consent of PSP, deliver a Covered First Offer or a PEGI Purchase Declination prior to the expiration of the applicable First Rights Offer Period.

(c)             If a Subject Project Interest Seller accepts (or is deemed to have accepted) a Covered First Offer under the applicable Purchase Rights Agreement (an “Accepted First Offer”) then PEGI shall promptly give PSP written notice (the “Joint Acquisition Offer”) setting forth (i) a copy of the applicable First Rights Project Offer and (ii) the PSP Co-Invest Percentage offered by PEGI.

(d)             If (i) the Subject Project Interest Seller rejects a Covered First Offer for a Subject Project Interest under the applicable Purchase Rights Agreement or (ii) PEGI delivers, or is deemed to have delivered, a PEGI Purchase Declination with respect to such Subject Project Interest under the applicable Purchase Rights Agreement then PEGI shall provide prompt written notice thereof to PSP (a “Final Offer Notice”) and PEGI shall (and hereby does) automatically and without any further action assign to PSP PEGI’s right to make a Final Rights Project Offer under such Purchase Rights Agreement with respect to such Subject Project Interest (the “Assigned Final Offer Rights”). In furtherance of the foregoing, PEGI shall reasonably cooperate with PSP to allow PSP to make, as an assignee of the Assigned Final Offer Rights, a Final Rights Project Offer for such Subject Project Interest under and in accordance with the terms of such Purchase Rights Agreement. For the avoidance of doubt (x) the Final Offer Notice shall not include a copy of the First Rights Project Offer or any of the terms or conditions thereof and (y) the Assigned Final Offer Rights shall consist solely of PEGI’s right to submit a Final Rights Project Offer with respect to the applicable Covered Project Transfer Notice under the applicable Purchase Rights Agreement, and shall not include any of PEGI’s other rights under the Purchase Rights Agreements (including without limitation (i) PEGI’s rights under Section 3.2(d) of the Purchase Rights Agreement with Pattern Development 1.0 in connection with the rejection of a First Rights Project Offer, (ii) PEGI’s rights under Section 2.2(d) of the Purchase Rights Agreement with Pattern Development 2.0 in connection with the rejection of a First Rights Project Offer and (iii) PEGI’s rights (the “96% Call Right”) under Section 2.2(d) of the Purchase Rights Agreement with Pattern Development 2.0), all of which are hereby expressly retained exclusively by PEGI and shall be applicable with respect to any Final Rights Project

Offer made by PSP as if such Final Rights Project Offer made by PSP were a third party offer, however, the Assigned Final Offer Rights will be subject to PEGI’s rights under Section 3.2(d) of the Purchase Rights Agreement with Pattern Development 1.0 in connection with the rejection of a Final Rights Project Offer and Section 3.2(d) of the Purchase Rights Agreement with Pattern Development 2.0 in connection with the rejection of a Final Rights Project Offer. PSP shall provide copies of any notices or other documents it provides to the applicable Subject Project Interest Seller in connection with the exercise of, or otherwise related to, the Assigned Final Offer Rights substantially concurrently with the delivery thereof to the applicable Subject Project Interest Seller, and if PSP (in its sole discretion) makes a Final Rights Project Offer, then PSP shall deliver a copy of such Final Rights Project Offer to PEGI substantially concurrently with the delivery thereof to the applicable Subject Project Interest Seller.

(e)             If PEGI exercises the 96% Call Right with respect to a Covered Subject Project Interest (including any Covered Subject Project Interest with respect to which PSP made a Final Rights Project Offer), then PEGI shall promptly give PSP written notice (the “Call Participation Offer”) setting forth (i) a copy of the applicable First Rights Project Offer that was rejected by Pattern Development 2.0, (ii) the applicable purchase price for the Covered Subject Project Interest, which shall equal 96% of the purchase price set forth in the rejected First Rights Project Offer and (iii) the PSP Co-Invest Percentage offered by PEGI.

(f)             Within thirty (30) calendar days (or ten (10) Business Days, in the case of a Call Participation Offer) following the delivery to PSP of a Joint Acquisition Offer or Call Participation Offer (the “Joint Acquisition Election Period”), PSP shall deliver a written notice (which notice shall be irrevocable once given) either (i) agreeing to acquire in accordance with this Article 3 the applicable PSP Co-Invest Percentage of the applicable Subject Project Interest on the terms and conditions (economic and otherwise) set forth in the Joint Acquisition Offer or Call Participation Offer, as applicable (a “Joint Acquisition Acceptance”) in which case Section 3.02 shall apply or (ii) declining to acquire such interest in the applicable Subject Project Interest (a “Joint Acquisition Declination”). If PSP fails to deliver a valid Joint Acquisition Acceptance prior to the expiration of a Joint Acquisition Election Period, then PSP shall be deemed to have delivered the applicable Joint Acquisition Declination immediately following the end of the 30th calendar day following the delivery to PSP of the applicable Joint Acquisition Offer or immediately following the end of the tenth Business Day following the delivery to PSP of a Call Participation Offer. If PSP delivers (or is deemed to have delivered) a Joint Acquisition Declination, then PEGI may (but shall not be obligated under this Joint Venture Agreement to) enter into a definitive agreement, based on the Form Joint Acquisition PSA with such modifications as PEGI in good faith determines are necessary or desirable to reflect the terms and conditions of the First Rights Project Offer and any other terms and conditions specific to the applicable Subject Project Interest, to acquire the applicable PSP Co-Invest Percentage of the applicable Subject Project Interest in accordance with the applicable Purchase Rights Agreement (a “PEGI Solo PSA”) (x) at the “Purchase Price” (as defined in Exhibit C) set forth in the applicable Joint Acquisition Offer or Call Participation Offer (which price may be subject to a “Purchase Price Adjustment” (as defined in Exhibit C) mechanism that is not materially more favorable to

PEGI than set forth in such Joint Acquisition Offer or Call Participation Offer (as applicable) or, if such Joint Acquisition Offer or Call Participation Offer (as applicable) is silent as to Purchase Price Adjustment mechanism, not materially more favorable to PEGI than the Purchase Price Adjustment mechanism described in the Form Joint Acquisition PSA and (y) on other terms and conditions that are not materially more favorable to PEGI than those set forth in the applicable Joint Acquisition Offer or Call Participation Offer, as supplemented by the Form Joint Acquisition PSA, and PSP shall not be entitled to participate in such transaction or otherwise acquire any ownership interest in such Subject Project Interest, except as provided in Section 3.01(i). If a final PEGI Solo PSA negotiated by PEGI decreases the Purchase Price or changes the other terms and conditions (including any Purchase Price Adjustment mechanism) in a manner that is, in the aggregate, materially more favorable to PEGI than those set forth in the applicable First Rights Project Offer as supplemented by the Form Joint Acquisition PSA, PEGI shall provide PSP with the opportunity to acquire the applicable PSP Co-Invest Percentage of such Subject Project Interest on the terms and conditions contemplated by such PEGI Solo PSA, as amended, and shall reasonably cooperate with PSP’s efforts in connection therewith. If, following the execution of a PEGI Solo PSA that did not decrease the Purchase Price or change other terms and conditions in a manner materially more favorable to PEGI than those set forth in the applicable First Rights Project Offer, PEGI amends such PEGI Solo PSA in a manner that decreases the Purchase Price or changes the other terms and conditions (including any Purchase Price Adjustment mechanism) in a manner that is, in the aggregate materially more favorable to PEGI than those set forth in the applicable PEGI Solo PSA, PEGI shall provide PSP with the opportunity to acquire the applicable PSP Co-Invest Percentage of such Subject Project Interest on the terms and conditions contemplated by such PEGI Solo PSA, as amended, and shall reasonably cooperate with PSP’s efforts in connection therewith. PSP shall notify PEGI in writing whether or not it desires to acquire the applicable PSP Co-Invest Percentage of the applicable Subject Project Interest pursuant to either of the two immediately preceding sentences promptly (and in any event within twenty (20) Business Days of PSP’s receipt of the applicable PEGI Solo PSA or amendment), and if PSP delivers such a notice with respect to a Subject Project Interest then any prior Joint Acquisition Declination with respect to such Subject Project Interest shall thereafter be treated as an Excluded Declination.

(g)             From such time as a Covered Project Transfer Notice is received by PEGI with respect to a Subject Project Interest and continuing until PSP no longer has the right to potentially participate in the purchase of such Subject Project Interest in accordance with this Article 3 (such period, the “Diligence Period”): (x) PEGI will provide to PSP the financial model, project summary and data room access provided by the Subject Project Interest Seller for such Subject Project Interest and PSP will be afforded timely access to all material information (including consultant reports but excluding any PEGI internal analyses or any Competitively Sensitive Information) related to the applicable Subject Project Interest (collectively, “Diligence Materials”) so that PSP can conduct its own independent due diligence on the applicable Subject Project Interest and (y) upon delivery by PEGI to PSP of a Joint Acquisition Offer, a Final Offer Notice or a Call Participation Offer with respect to such Subject Project Interest, PEGI shall use its commercially reasonable efforts to coordinate such due diligence and other meetings

(including in the case PSP makes a Final Rights Project Offer as provided in Section 3.01(d) that is accepted by the applicable Subject Project Interest Seller, arranging for direct negotiations) with the applicable Subject Project Interest Seller as PSP may reasonably request. Notwithstanding anything to the contrary in this Agreement, nothing herein shall provide PSP the right to receive any information, reports, minute books, memoranda or other materials (whether written or oral) prepared by, or at the direction of, the conflicts committee of the board of directors of PEGI.

(h)             (i) Except as provided in Section 3.01(g) above or Section 3.02 below, PSP shall not, and shall cause its Affiliates and each of its and their respective Representatives acting on its or their behalf not to, communicate with a Subject Project Interest Seller concerning a Subject Project Interest without PEGI’s prior consent and any such Affiliate or Representative that receives any confidential information or Diligence Materials regarding any Subject Project Interest will be subject to the confidentiality obligations under Section 4.01, including, without limitation Section 4.01(e), and PSP shall not, and shall cause its Affiliates not to, bid on or otherwise compete with PEGI for the acquisition of a Subject Project Interest other than pursuant to the exercise of its rights under this Article 3.

(i)             In the event a Subject Project Interest Seller has the right under the applicable Purchase Rights Agreement to sell a Subject Project Interest to any Person other than PEGI or PSP in connection with an Assigned Final Offer Right, neither PSP nor any of its Affiliates shall acquire such Subject Project Interest without PEGI’s prior written consent; provided that if PEGI enters into a definitive agreement to acquire any Subject Project Interest that is a Covered Subject Project Interest pursuant to such third party marketing process, PEGI shall provide PSP with the opportunity to acquire a PSP Co-Invest Percentage in such Covered Subject Project Interest pursuant to the procedures set forth in this Article 3, mutatis mutandis.

(j)             For the avoidance of doubt, PEGI shall, subject to the provisions of this Agreement including, without limitation, Section 3.02, determine all of the terms and conditions (whether economic or otherwise) of any First Rights Project Offer and the percentage of any PSP Co-Invest Percentage at its sole discretion, and nothing herein shall give PSP any right to participate in any internal PEGI deliberations or external counterparty discussions (including with Pattern Development 1.0 or Pattern Development 2.0) related to any First Rights Project Offer, PSP Co-Invest Percentage or 96% Call Right. Nothing in this Agreement shall prevent PEGI from acting solely in its own interest (or require PEGI to consider any interest of PSP or any other Person) when determining whether to make (or decline to make) a First Rights Project Offer or the terms and conditions (economic and otherwise) thereof or whether to exercise (or decline to exercise) the 96% Call Right or when determining any PSP Co-Invest Percentage.

(k)             Any First Rights Project Offer made by PEGI shall be a bona fide good faith reflection of the terms on which PEGI desires to acquire the applicable Subject Project Interest and PEGI shall not take any action in connection with the submission of a First Rights Project Offer or the right of first offer process under either Purchase Rights Agreement with the purpose of circumventing the PSP Co-Invest Rights. In the event of any acquisition of PEG LP Interests or PEG 2 LP Interests (as defined in the Purchase Rights Agreement with Pattern Development 1.0 and Pattern Development 2.0, respectively) by PEGI pursuant to the Purchase Rights Agreement with Pattern Development 1.0 or Pattern Development 2.0, then PEGI shall provide PSP with the opportunity to acquire a PSP Co-Invest Percentage in each Covered Project so acquired at a price equal to the fair market value of the Covered Project multiplied by the applicable PSP Co-Invest Percentage and on other terms and conditions that are consistent with other similar recently consummated Joint Acquisitions (and PEGI shall reasonably cooperate with PSP’s efforts in connection therewith); provided that if PSP objects to PEGI’s proposed purchase price for a Covered Project, it may deliver written notice of such objection to PEGI and thereafter (i) PEGI and PSP shall reasonably and in good faith cooperate to try to resolve such objection and (ii) if PEGI and PSP do not resolve such dispute to their mutual satisfaction within 10 Business Days, then (x) each of PEGI and PSP shall retain (at its sole cost and expense) a reputable independent third-party valuation expert (each, a “Valuation Expert”), and such Valuation Experts shall mutually designate a third Valuation Expert who shall be jointly retained by PEGI and PSP (at their equally shared cost and expense), (y) each of such three Valuation Experts shall independently determine the fair market value of the Covered Project and (z) the arithmetic mean of such three valuations multiplied by the PSP Co-Invest Percentage shall be the purchase price for the Covered Project.

Section 3.02.      Joint Acquisition Documentation.

(a)             Following a Joint Acquisition Acceptance, PEGI shall in good faith use its commercially reasonable efforts to negotiate a purchase agreement with the Subject Project Interest Seller (a “Joint Acquisition PSA”) for the purchase by PSP and PEGI of the Subject Project Interest (a “Joint Acquisition”) based on the form attached hereto as Exhibit C (the “Form Joint Acquisition PSA”), with such modifications as PEGI in good faith determines (after consultation with PSP) are necessary or desirable to reflect the Accepted First Offer and any other terms and conditions specific to the applicable Joint Acquisition; provided that (i) each Joint Acquisition PSA shall include, as a condition precedent for the benefit of the purchaser thereunder, the obtaining of all consents and approvals required from any Governmental Authority, any First Nation or under Applicable Law or that are, in the reasonable opinion of PSP, required or advisable as a direct and proximate result of PSP’s participation in the applicable Joint Acquisition, in each case in order to consummate the Joint Acquisition (collectively, the “PSP Required Consents”), (ii) the Outside Closing Date in each Joint Acquisition PSA will be no earlier than the Expected Closing Date for such Joint Acquisition, and (iii) any modifications that disproportionately and adversely impact PSP shall require the prior written consent of PSP. PSP acknowledges and agrees that subject to Section 3.02(d) below, PEGI shall have no obligation to revise any transaction or project company structures or terms in a manner that is adverse to PEGI in any material respect in order to make the transaction more favorable to PSP or otherwise facilitate PSP’s investment in a Subject Project Interest.

(b)             Concurrently with the negotiation and execution of a Joint Acquisition PSA, PEGI and PSP shall reasonably and in good faith negotiate definitive agreements for the governance arrangements for the applicable Subject Project Company (collectively, the “Joint Acquisition Governance Agreements”), with such Joint Acquisition Governance Agreements to be effective at the Joint Acquisition Closing. The Joint Acquisition Governance Agreements shall reflect the terms attached hereto as Exhibit D and the terms set forth in the Meikle Governance Agreements as well as, with respect to any United States Subject Project Company, Section 3.02(e) and 3.02(f) of this Agreement, with such changes, modifications or supplements as may be reasonably agreed to by PEGI and PSP. Each of PEGI and PSP agrees that it shall cause any of its Affiliates that indirectly owns a Subject Project Interest to comply with any restrictions on transfers set out in the Joint Acquisition Governance Agreements for the applicable Subject Project Company.

(c)             If, by the tenth (10th) Business Day after PEGI delivers to PSP (x) a Joint Acquisition PSA for a Subject Project Interest in a form that has been agreed to by PEGI and the Subject Project Interest Seller in accordance with Section 3.02(d) and that PEGI is ready, willing and able to execute and (y) proposed forms of the Joint Acquisition Governance Agreements regarding the applicable Subject Project Company that reflect the terms attached hereto as Exhibit D (the “Documentation Period”) either (i) PSP does not enter into such Joint Acquisition PSA for such Subject Project Interest or (ii) PSP and PEGI do not reach final agreement on the Joint Acquisition Governance Agreements relating to the applicable Subject Project Company, then, notwithstanding its prior delivery of a Joint Acquisition Acceptance, PSP shall be deemed to have delivered a Joint Acquisition Declination with respect to the applicable Subject Project Interest and, for the avoidance of doubt, PEGI will be entitled to (but shall not be obligated under this Joint Venture Agreement to) acquire the applicable PSP Co-Invest Percentage of the applicable Subject Project Interest in accordance with the applicable Purchase Rights Agreement at the price and on other terms and conditions that are not, in the aggregate, materially more favorable to PEGI than those set forth in the applicable Joint Acquisition Offer or Call Participation Offer, and PSP shall not be entitled to participate in such transaction or otherwise acquire any ownership interest in such Subject Project Interest, except as provided in Section 3.01(i).

(d)             Subject to Section 3.02(e) below, PSP and PEGI shall cooperate in good faith to structure each Joint Acquisition in the most Tax efficient manner for both JV Participants and in compliance with all Tax laws and regulations, and all requirements of the Public Sector Pension Investment Board Act applicable to PSP, taking into account that PSP and its wholly-owned subsidiaries are tax-exempt Canadian Crown Corporations.  Notwithstanding anything to the contrary in this Agreement, if PSP desires to structure its investment in any Canadian Subject Project Interest as a tax-exempt Canadian Crown Corporation, PEGI and PSP shall negotiate in good faith to determine appropriate mechanics to accomplish such a structure; provided that such mechanics shall (i) in no event cause PEGI or its Affiliates to incur any Taxes in excess of those that would have applied to PEGI or its Affiliates (as determined under Applicable Law in effect at such time) had PSP’s proportionate share of the investment been owned by a Non-Tax-Exempt Person unless such additional Taxes do not affect the overall economic return of PEGI and its Affiliates, (ii) give PEGI the same economic return on PEGI’s proportionate share of the investment that would have applied had PSP’s proportionate share of the investment been owned by a Non-Tax-Exempt Person, (iii) in no event cause a Subject Project Company or PEGI or their respective Affiliates to breach any representations or warranties or any contractual obligations in respect of the Canadian Subject Project Interest and (iv) in no event result in any economic adjustments (including under any tax equity or other financing arrangements relating to such Canadian Subject Project Interest, through the payment of any indemnification or “make whole” payments, any adjustments to the purchase price or purchase price adjustments, any indemnification payments, adjustment to the terms of any financing (including through adjustments to “flip points”, allocations of profits, loss and/or tax attributes or other adjustments directly or indirectly having economic impacts on PEGI) or otherwise) related to the Joint Acquisition that would not have applied had PSP’s proportionate share of the investment been owned by a Non-Tax-Exempt Person; and provided, further, that in no event shall PEGI be required to make any “make whole” payments, pay an increased purchase price or bear the cost of any purchase price adjustment, indemnification payment or other compensation mechanic to any Subject Project Interest Seller for any Taxes incurred by such Person in excess of those that would have applied (as determined under Applicable Law in effect at such time) had PSP’s proportionate share of the Canadian investment been owned by a Non-Tax-Exempt Person as opposed to a tax-exempt Canadian Crown Corporation unless such payments or costs do not affect the overall economic return of PEGI and its Affiliates. The provisions of this Section 3.02(d) shall not apply in respect of the Initial Acquisition of the Mont Sainte-Marguerite Project and the Meikle Project.

(e)             PSP’s investment interest acquired through any Joint Acquisition or Initial Acquisition with respect to any United States Subject Project Company shall be held for the entire term of the applicable investment by or through a U.S. entity (the “PSP Investment Entity”) directly or indirectly wholly-owned by PSP (i) that is treated (pursuant to a valid election under Treasury Regulations Section 301.7701-3 or otherwise) as a domestic corporation for U.S. federal income tax purposes subject to U.S. federal income taxation as a regular C corporation, and (ii) dividends or interest paid by which entity to PSP (or, if applicable, to any Canadian intermediate parent that is a Subsidiary of PSP) are not fully exempt from U.S. federal income taxation under the Code or Article XXI of the Tax Treaty.

(f)             In the event of a Change in Tax Law that, as determined under Section 3.02(i), could reasonably be expected to cause PEGI to realize a Tax Loss with respect to a Joint Acquisition of a United States Subject Project Company that it would not have realized if such Change in Tax Law had not taken place, PSP and PEGI shall cooperate in good faith to determine a new structure for such Joint Acquisition that would not result in such a Tax Loss. If PSP and PEGI cannot determine such a structure, then PSP shall, at its option, either indemnify, defend and hold PEGI harmless for such Tax Loss or be excluded from such Joint Acquisition.

(g)             In the absence of a Change in Tax Law, the structure described in Section 3.02(e) shall be used for all Joint Acquisitions of United States Subject Project Companies.

(h)             Each JV Participant (the “first JV participant”) shall indemnify, defend and hold the other JV Participant and its Affiliates harmless from any Tax Loss suffered by such other JV Participant or its Affiliates if, as determined under Section 3.02(i), such Tax Loss results from actions taken by the first JV Participant or an Affiliate of the first JV Participant that (i) change its organizational structure or legal form, (ii) change its Tax status or characterization (by affirmative election or otherwise), or (iii) effect a transfer, assignment or pledge of all or part of any Subject Project Interest or interest in an Initial Acquisition Project (or, in each case, an interest in a holding vehicle thereof) to, or otherwise cause any such interests to be owned by, a Disqualified Tax-Exempt Person. For the avoidance of doubt, this Section 3.02(h) shall apply to both the Initial Acquisitions and Joint Acquisitions.

(i)             Determinations under Section 3.02(f) and (h) shall be made by PEGI based on a written opinion of legal counsel (a copy of which shall be furnished by PEGI to PSP in advance of such determination). If, after consultation with its own legal and tax advisors, PSP disagrees with such opinion, PSP shall notify PEGI of such disagreement, in which case the determination shall be submitted to the Independent Tax Advisor for resolution. The fees of the Independent Tax Advisor shall be borne by PEGI and PSP pro-rata in accordance with the applicable PSP Participation Percentage (or PSP’s ownership interest in the project underlying the Initial Acquisition).

Section 3.03.      Joint Acquisition Executory Period.

(a)             During the period (the “Joint Acquisition Executory Period”) from the execution of a Joint Acquisition PSA or Initial Acquisition PSA until the closing of the Joint Acquisition contemplated thereby (the “Joint Acquisition Closing”) or earlier termination of the applicable Joint Acquisition PSA or Initial Acquisition PSA in accordance with its terms without the Joint Acquisition Closing occurring thereunder (the “Joint Acquisition Termination”), PSP and PEGI shall promptly share with each other all material information each of them receives from or on behalf of the applicable Subject Project Interest Seller in connection with the applicable Joint Acquisition (except that PEGI shall not be required to share any Competitively Sensitive Information). Concurrently with the execution of a Joint Acquisition PSA, PEGI shall, in consultation with PSP, determine the target date for the Joint Acquisition Closing (the “Expected Closing Date”), which will afford PSP a reasonable period of time to obtain all PSP Required Consents.

(b)             Subject to the terms and conditions set forth in a Joint Acquisition PSA or Initial Acquisition PSA, PSP and PEGI shall (and shall cause their Affiliates to) use commercially reasonable efforts to take promptly, or cause to be taken promptly, all actions, and to do promptly, or cause to be done promptly, and to assist and cooperate with the other party and its Affiliates in doing, all things necessary, proper or advisable to consummate and make effective the applicable Joint Acquisition, including using commercially reasonable efforts to (i) take all actions necessary, proper or advisable to cause the conditions to closing set forth in such Joint Acquisition or PSA Initial Acquisition PSA, as applicable, to be promptly satisfied or fulfilled, (ii) promptly prepare and file with any Governmental Authority or First Nation, or any other third party, all documentation to effect all necessary or reasonably advisable filings, notices, petitions, statements, registrations, submissions of information, applications and other documents (including, as may be required in connection with the PSP Required Consents), (iii) promptly obtain and maintain all necessary third-party waivers, consents and approvals (including the PSP Required Consents) and (iv) obtain any acquisition financing contemplated by such Joint Acquisition PSA or Initial Acquisition PSA, as applicable, on the terms and conditions set forth therein and in the commitment letters related thereto. Notwithstanding the foregoing or any other provision of this Agreement, no JV Participant will be required, for purposes of obtaining any regulatory approval (including under the Competition Act and HSR Act), to (x) propose or agree to accept any undertaking or condition, enter into any consent agreement, make any divestiture or accept any operational restriction or other behavioral remedy, (y) take any action that, in the reasonable judgment of such JV Participant, could be expected to limit the right of such JV Participant to own or operate all or any portion of the business or assets of a Subject Project Company, or any of its Subsidiaries, or of such JV Participant or any of its Affiliates, or to conduct their respective affairs in a manner consistent with how they each conduct their affairs as of the date of this Agreement, or (z) contest or defend any Proceeding, whether judicial or administrative, seeking to prohibit, prevent, restrict or unwind the consummation of all or a part of a Joint Acquisition.

(c)             In the event PSP breaches or repudiates any of its obligations under a Joint Acquisition PSA or an Initial Acquisition PSA and such breach or repudiation (x) is not cured by PSP within thirty (30) days (or such shorter cure period as may be provided for in the applicable Joint Acquisition PSA or Initial Acquisition PSA) following the earlier of (A) PEGI delivering written notice of such breach or repudiation to PSP or (B) PSP having actual knowledge of such breach or repudiation and (y) results or would reasonably be expected to result in any failure of any portion of the applicable Joint Acquisition Closing (a “PSA Failure”), (i) PSP shall be deemed to have delivered a Joint Acquisition Declination with respect to the applicable Subject Project Interest and (ii) without limiting any of PEGI’s rights or remedies with respect thereto under Applicable Law, PEGI shall have the right, in its sole discretion, upon prior written notice to PSP (a “Cure Notice”) to cure such breach and to terminate PSP’s participation in the Joint Acquisition, in which case PSP shall (and hereby does) automatically and without any further action assign to PEGI all of its rights under the applicable Joint Acquisition PSA or Initial Acquisition PSA, in which event PEGI may fund up to the entire purchase price under the applicable Joint Acquisition PSA or Initial Acquisition PSA and acquire up to 100% of the applicable Subject Project Interest or Initial Acquisition Project, and PSP shall have no right to acquire any interest in the applicable Subject Project Interest or Initial Acquisition Project, except as provided in Section 3.01(i). In furtherance of the foregoing, in the event all of the conditions precedent to the obligation of PSP and PEGI to consummate a Joint Acquisition Closing under a Joint Acquisition PSA or an Initial Acquisition PSA, as applicable, have been satisfied and PEGI has irrevocably confirmed in a writing delivered to PSP, that it stands ready, willing and able to consummate the applicable Joint Acquisition Closing and to fund its pro rata share of the purchase price thereunder in accordance with the terms of the applicable Joint Acquisition PSA or Initial Acquisition PSA, and PSP thereafter fails to promptly (and in any event within twenty-four (24) hours of receipt of such written confirmation from PEGI) certify in writing that it is ready, willing and able to do so, subject only to PEGI doing so concurrently, PSP shall be deemed to have committed a PSA Failure as provided above; provided that if PSP reasonably and in good faith contests that the conditions precedent under a Joint Acquisition PSA have not been satisfied, then such PSA Failure shall not constitute a Co-Investment Termination Right under Section 3.04(a)(iii).

(d)             If, notwithstanding the failure to satisfy one or more conditions precedent to the obligation of PSP and/or PEGI to consummate a Joint Acquisition Closing under a Joint Acquisition PSA or Initial Acquisition PSA on or after the tenth (10th) Business Day immediately preceding the Outside Closing Date (a “Failed Condition Event”) PEGI irrevocably certifies to PSP in writing that PEGI stands ready, willing and able to consummate the Joint Acquisition Closing and to fund its pro rata share of the purchase price under the Joint Acquisition PSA or Initial Acquisition PSA notwithstanding the Failed Condition Event (a “Failed Condition Waiver Certification”), if PSP does not promptly (and in any event within five (5) Business Days of receipt of such Failed Condition Waiver Certification from PEGI) irrevocably certify to PEGI in writing that PSP is ready, willing and able to consummate the Joint Acquisition Closing and fund its pro rata share of the purchase price under the Joint Acquisition PSA or Initial Acquisition PSA notwithstanding the Failed Condition Event, subject only to PEGI’s concurrent performance, then PEGI shall have the right, in its sole discretion, upon prior written notice to PSP (a “Failed Condition Closing Notice”), to terminate PSP’s participation in the Joint Acquisition, in which case PSP shall (and hereby does) automatically and without any further action assign to PEGI all of its rights under the applicable Joint Acquisition PSA or Initial Acquisition PSA, in which event PEGI may fund up to the entire purchase price under the applicable Joint Acquisition PSA or Initial Acquisition PSA and acquire up to 100% of the applicable Subject Project Interest or Initial Acquisition Project (each, a “Failed Condition Closing”), and PSP shall have no right to acquire any interest in the applicable Subject Project Interest or Initial Acquisition Project except as provided in Section 3.01(i); provided that if subsequent to the delivery of a Failed Condition Closing Notice and prior to the consummation of the Failed Condition Closing the relevant conditions precedent become and remain satisfied then PEGI shall allow PSP to purchase the PSP Co-Investment Percentage of the applicable Subject Project Interest or the applicable ownership interest in the applicable Initial Acquisition Project contemplated by the applicable Initial Acquisition PSA, in each case at the Failed Condition Closing on the terms contemplated by the applicable Joint Acquisition PSA or Initial Acquisition PSA. No termination of a Joint Acquisition pursuant to this Section 3.03(d) shall constitute a Joint Acquisition Declination.

(e)             If, at any time prior to the tenth (10th) Business Day immediately preceding the Outside Closing Date, in the reasonable opinion of PEGI it is required or advisable for the Joint Acquisition Closing to occur prior to the Outside Closing Date notwithstanding that one or more conditions precedent to the obligation of PSP and/or PEGI to consummate such Joint Acquisition Closing have not yet been satisfied, and PEGI has determined that it is prepared to consummate the Joint Acquisition Closing and fund its pro rata share of the Purchase Price notwithstanding that such conditions precedent have not been satisfied, PEGI shall deliver written notice of such determination to PSP (an “Early Closing Notice”) which Early Closing Notice will set out in reasonable detail (x) why PEGI has determined that it is required or advisable for the Joint Acquisition Closing to occur prior to the Outside Closing Date, (y) the revised closing date (the “Early Closing Date”) and (z) which conditions precedent under the applicable Joint Acquisition PSA have not yet been satisfied (the “Early Closing Waived Conditions”). Within ten (10) Business Days (the “Early Closing Acceptance Period”) of receipt of an Early Closing Notice, PSP shall confirm in writing to PEGI that PSP is prepared to do one of the following: (i) waive all of the Early Closing Waived Conditions (a “PSP Early Closing Acceptance”), (ii) waive some or all of the Early Closing Waived Conditions (and specifying which conditions precedent will not be waived by PSP, with such unwaived conditions precedent being the "PSP Closing Conditions"); provided that PSP shall not be required to specify whether or not it is waiving any PSP Required Consents for such Joint Acquisition and any PSP Required Consents shall not be deemed to be PSP Closing Conditions with respect to such Joint Acquisition (a “PSP Partial Acceptance”), or (iii) not waive any of the Early Closing Waived Conditions, in which case all of the Early Closing Waived Conditions other than the PSP Required Consents shall be deemed to be PSP Closing Conditions (a “PSP Early Closing Declination”). If PSP delivers a PSP Early Closing Acceptance within the Early Closing Acceptance Period, PEGI and PSP will proceed to consummate the Joint Acquisition Closing in accordance with the Joint Acquisition PSA on the basis that all of the Early Closing Waived Conditions have been waived. If PSP delivers a PSP Partial Acceptance or delivers, or is deemed to deliver, a PSP Early Closing Declination within the Early Closing Acceptance Period, PEGI may proceed to acquire, at its option, either (i) all but the PSP Co-Invest Percentage in the applicable Subject Project Interest or (ii) the entire Subject Project Interest, in either case on the terms contemplated by the applicable Joint Acquisition PSA or Initial Acquisition PSA and subject to the following:

(A) In the event PEGI does not elect to acquire the entire Subject Project Interest, PSP shall remain entitled under the terms and conditions of the Initial Acquisition PSA or Joint Acquisition PSA, as applicable, to acquire the PSP Co-Invest Percentage of the Subject Project Interest at any time prior to the Outside Closing Date. If PSP does not acquire the PSP Co-Invest Percentage in the applicable Subject Project Interest by the Outside Closing Date, PSP shall, if requested by PEGI in writing, assign all of its rights under the applicable Joint Acquisition PSA to PEGI and PEGI may fund PSP’s pro rata share of the Purchase Price and acquire 100% of the applicable Subject Project Interest.

(B) In the event PEGI elects to acquire the entire Subject Project Interest, PSP shall be entitled, at its option, to acquire the PSP Co-Invest Percentage in the Subject Project Interest from PEGI at any time prior to the Outside Closing Date if all of the PSP Closing Conditions are satisfied (and PSP shall not be entitled to waive any PSP Closing Conditions), provided that if the acquisition from PEGI rather than Pattern Development 1.0 or Pattern Development 2.0 either (i) delays PSP’s ability to obtain any PSP Required Consents, or (ii) requires PSP to obtain additional PSP Required Consents, in either case as reasonably determined by PSP, the Outside Closing Date shall be extended for a period of time reasonably necessary to seek and obtain such PSP Required Consents, with such period of time not to exceed the number of days that have elapsed between the execution of the Joint Acquisition PSA and the expiry of the Early Closing Acceptance Period. The acquisition of the PSP Co-Invest Percentage of the Subject Project Interest shall be on the terms set forth in the applicable Joint Acquisition PSA or Initial Acquisition PSA and PEGI shall assign to PSP a pro rata portion of any indemnification rights, Purchase Price adjustments and other economic benefits to which PSP would have been entitled had PSP been a party to the Joint Acquisition PSA or Initial Acquisition PSA, as the case may be, at the time PEGI acquired the Subject Project Interest. Furthermore, the purchase and sale agreement between PEGI and PSP shall include (x) updated disclosure schedules reflecting any developments in respect of the Subject Project in respect of the period between PEGI’s acquisition of the Subject Project Interest and PSP’s acquisition of the PSP Co-Invest Percentage therein (it being understood and agreed that such updated disclosure schedules shall not constitute representations or warranties by PEGI), and (y) representations from PEGI in favor of PSP in respect of enforceability, ownership of the portion of the Subject Property Interest being sold to PSP and the transfer of clear title thereto. PSP shall not bear any costs of PEGI’s acquisition from the Subject Project Interest Seller and PEGI shall not be responsible for any additional costs incurred by PSP as a result of PEGI acquiring the Subject Project Interest and selling the PSP Co-Invest Percentage to PSP including the costs of obtaining additional PSP Required Consents.

If PSP does not promptly (and in any event within the Early Closing Acceptance Period), deliver to PEGI a PSP Early Closing Acceptance, a PSP Partial Acceptance or a PSP Early Closing Declination, PSP shall be deemed to have delivered a PSP Early Closing Declination.

No failure by PSP to consummate a Joint Acquisition pursuant to this Section 3.03(e) shall constitute a Joint Acquisition Declination.

(f)             In the event of a Joint Acquisition Termination, neither PSP nor PEGI shall have any further obligations hereunder with respect to the related Joint Acquisition Acceptance; provided that, if a Joint Acquisition Termination is caused by, arises from, or relates to any PSA Failure, then the applicable Subject Project Interest or Initial Acquisition Project shall thereafter be deemed a “Prior Project Interest.”

Section 3.04.      Expiration of Co-Investment Right.

(a)             PSP’s rights under Sections 3.01, 3.02 and 3.03 (the “PSP Co-Invest Rights”) shall terminate and be of no further force and effect upon the earliest to occur of (each of the following, a “Co-Investment Right Termination Event”):

(i)            Such time as the aggregate Co-Investment Amount exceeds $500 million; provided that, if the aggregate Co-Investment Amount is subsequently reduced to an amount less than or equal to $500 million then, if no other Co-Investment Right Termination Event other than pursuant to this clause (i) shall have occurred, the PSP Co-Invest Rights shall be reinstated until such time as the aggregate Co-Investment Amount exceeds $500 million or another Co-Investment Right Termination Event occurs.

(ii)            PEGI electing (in its sole discretion) to terminate the PSP Co-Invest Rights at any time after (x) PSP shall have made (or been deemed to have made) three or more Joint Acquisition Declinations in respect of which PEGI has provided to PSP written notice that a Joint Acquisition Declination has occurred (or has been deemed to occur) (other than a Joint Acquisition Declination (A) with respect to any Subject Project Interest for a Subject Project Company not located in the United States, Canada or Mexico; (B) with respect to any Subject Project Interest which PSP reasonably determines it is prohibited by Applicable Law from investing in or it would be unable to obtain any approval from a Governmental Authority that is required or, in the reasonable opinion of PSP, is advisable to be obtained on or before the Outside Closing Date; (C) arising from the refusal of PSP to enter into a Joint Acquisition PSA within the Documentation Period because the Joint Acquisition PSA contained material modifications from the Form Joint Acquisition PSA that were not reasonably acceptable to PSP or the failure of PEGI and PSP to agree on Joint Acquisition Governance Agreements within the Documentation Period because PEGI required material modifications to the terms attached hereto as Exhibit D; and (D) referenced in the last sentence of Section 3.01(f)); ((A), (B), (C) and (D) collectively, “Excluded Declinations”) and (y) the aggregate PSP MW of all Subject Project Interests with respect to which PSP shall have made Joint Acquisition Declinations (other than Excluded Declinations) exceeds two hundred (200) MW;

(iii)            A willful and intentional material breach of any material obligation of PSP under this Agreement, any Joint Acquisition Governance Agreement, any Initial Acquisition PSA or any Joint Acquisition PSA; provided that the failure of PSP to consummate a Joint Acquisition Closing following a Failed Condition Event shall in no event constitute a Co-Investment Right Termination Event; or

(iv)            PEGI electing (in its sole discretion) to terminate the PSP Co-Invest Rights at any time after such time as PSP transfers all or some of the PSP PEGI Shares to any Person (other than a Permitted Transferee, provided that for purposes of this Section 3.04(a)(iv) transfers shall not include (i) any transfer required to be made by order of a Governmental Authority, (ii) any transfer in a third party tender offer for the common stock of PEGI that has been approved by the PEGI Board or in a merger or consolidation involving PEGI or a subsidiary of PEGI (including a merger under Section 253 of the Delaware General Corporation Law) that has been approved or adopted by the PEGI Board; provided that if PSP receives stock in another entity in any such tender offer or merger, such stock shall thereafter be treated as the PEGI Shares for purposes of this provision, and (iii) any transfer by PSP in connection with a buyback of the common stock of PEGI (or any stock received by PSP in replacement thereof as contemplated in Clause (ii) above) approved or adopted by the PEGI Board required to be made by PSP in order to maintain the percentage of PEGI shares held by it below 10%.

(b)             Upon the occurrence of a Co-Investment Right Termination Event, except with respect to any Joint Acquisition Acceptance (whether related to a Joint Acquisition Offer or Call Participation Offer), Final Rights Project Offer submitted by PSP that has been accepted by the Subject Project Interest Seller, Initial Acquisition PSA or transaction under Section 3.01(i) that PSP has agreed to participate in prior to the occurrence of such Co-Investment Right Termination Event, in each case that is included in the calculation of Co-Investment Amount at such time, the PSP Co-Invest Rights shall immediately terminate and be of no further force and effect and any assignment of Assigned Final Offer Rights shall be void ab initio, in each case without any liability on the part of PEGI. Following a willful and intentional breach of any material obligation of PSP under this Agreement, any Joint Acquisition Governance Agreement, any Initial Acquisition PSA or any Joint Acquisition PSA, PEGI shall (in its sole discretion) have the right to terminate PSP’s right to invest in any Subject Project Interest (including any Subject Project Interest with respect to which PSP has delivered a Joint Acquisition Acceptance or PEGI has delivered a Joint Acquisition Offer or a Call Participation Offer, or that is the subject of any Joint Acquisition PSA or Initial Acquisition PSA), in which case PSP shall (and hereby does) automatically and without any further action assign to PEGI all of its rights under the applicable Joint Acquisition PSA or Initial Acquisition PSA, subject to PSP being released from all liability thereunder.

(c)             PEGI may from time to time provide to PSP a schedule (a “Status Schedule”) of then-current status of the PSP Co-Invest Rights at such time, including (i) the Covered Subject Project Interests that have been subject to a Covered Project Transfer Notice, (ii) whether a First Rights Project Offer, a Final Rights Project Offer and/or a Call Participation Offer was made with respect to each such Covered Subject Project Interest, (iii) whether a Joint Acquisition Acceptance or a Joint Acquisition Declination, as may be applicable, has been made with respect thereto and, in the case of any Joint Acquisition Declinations, whether such Joint Asset Declination constituted an Excluded Declination, (iv) the aggregate PSP MW of all Subject Project Interests with respect to which PSP shall have made Joint Acquisition Declinations (other than Excluded Declinations) and (v) PSP’s aggregate Co-Investment Amount as such time. PEGI shall, at PSP’s request, promptly provide PSP with an updated Status Schedule. Following delivery of a Status Schedule, PEGI shall reasonably cooperate with PSP to provide PSP with such additional information regarding the then-current status of the PSP Co-Invest Rights as PSP may reasonably request. Within ten (10) Business Days of receipt of a Status Schedule PSP shall notify PEGI in writing (a “Status Schedule Objection Notice”) of any disputed items in such Status Schedule, and if PSP does not deliver a Status Schedule Objection Notice within such time period PSP shall be deemed to have approved all items set forth in the Status Schedule and such items shall thereafter be final and binding on PEGI and PSP for purposes of this Section 3.04 absent manifest error. Promptly following PEGI’s receipt of a Status Schedule Objection Notice, PEGI and PSP will attempt in good faith to resolve any disputed items and, if they are not able to resolve all such disputed items to their mutual satisfaction within twenty (20) Business Days of receipt of the Status Schedule Objection Notice the remaining disputed items will be subject to resolution as provided in Section 5.03(b).

Section 3.05.      No Amendment to Purchase Rights Agreements.

(a)             From the date hereof until the first occurrence of a Co-Investment Right Termination Event without PSP’s prior written approval: (i) the Purchase Rights Agreements shall not be amended, modified or supplemented in any manner that is adverse in any respect to the PSP Co-Invest Rights, (ii) PEGI shall not waive any rights it may have under the Purchase Rights Agreement in a manner that is adverse in any respect to the PSP Co-Invest Rights (in the case of (i) and (ii), other than amendments, modifications, supplements or waivers that have (in the aggregate) a de minimis impact on the PSP Co-Invest Rights) and (iii) PEGI shall not assign its rights and obligations under the Purchase Rights Agreements or consent to the assignment by any other Person party to a Purchase Rights Agreement of such Person’s rights and obligations thereunder, other than an assignment to a Permitted Transferee who agrees to assume all of the transferor’s obligations under the applicable Purchase Rights Agreement and provided that PEGI shall (x) cause such Permitted Transferee to comply with all of PEGI’s obligations under this Agreement and (y) remain liable for the performance of all of its obligations under this Agreement.

Section 3.06.      Non-Reliance.

PSP is an informed and sophisticated purchaser, and has engaged (or, as applicable, prior to executing any binding agreements to purchase any Subject Project Interests will engage) expert advisors, experienced in the evaluation and purchase of companies such as the Initial Acquisition Projects and the Subject Project Companies as contemplated hereunder. PSP has undertaken (or, as applicable, prior to executing any binding agreements to purchase any Subject Project Interests will undertake), such investigation and has been provided with and has evaluated (or, as applicable, prior to executing any binding agreements to purchase any Subject Project Interests, will obtain and evaluate) such documents and information as it has deemed (or, as applicable, will deem) necessary to enable it to make an informed and intelligent decision with respect to the execution, delivery and performance of this Agreement. PSP acknowledges that PEGI has given PSP complete and open access to the key employees, documents and facilities of PEGI and the Subsidiaries. PSP further acknowledges that certain officers and employees of PEGI are also officers or employees of, and may have direct or indirect interests in, Pattern Development 1.0 and/or Pattern Development 2.0, and PSP agrees that it has received such information about such relationships as it has deemed necessary to enable it to make an informed and intelligent decision with respect to the execution, delivery and performance of this Agreement by PSP. In furtherance of the foregoing, PSP acknowledges and agrees that (i) except for the representations and warranties that may be expressly set forth in the applicable Initial Acquisition PSAs (in the case of the Initial Acquisitions) or any Joint Acquisition PSA for the acquisition of any other Subject Project Interest (in the case of any transaction effected pursuant to this Article 3), none of PEGI, Pattern Development 1.0, Pattern Development 2.0 or any of their respective Affiliates or their or their respective Affiliates’ Representatives has made, and PSP has not and will not rely upon, any express or implied representations or warranties of any nature (including as to the accuracy or completeness of any information provided to PSP) regarding the transactions contemplated by this Agreement and (ii) PEGI and its Affiliates and its and their respective Representatives shall have no liability for any representations and warranties made by or on behalf of Pattern Development 1.0, Pattern Development 2.0 or any other Person with respect to any of the transactions contemplated by this Agreement.

Article 4
Additional Agreements

Section 4.01.      Confidentiality.

(a)             Subject to the provisions of this Section 4.01(a) above, PSP shall, and shall cause its Affiliates and its and their Representatives and any PSP Designee to, keep confidential all information, documentation and records obtained from PEGI or a Subject Project Interest Seller or their respective Affiliates and their and their Affiliates’ officers, directors, employees, consultants, agents, advisors, attorneys, lenders, shareholders or other equity investors (collectively, “Representatives”) with respect to this Agreement and the Subject Project Interests and Subject Project Companies (including any Joint Acquisition), as well as any information arising out of PSP’s access to the books and records of PEGI and the Subject Project Companies (collectively, the “PEGI Confidential Information”); provided that except as set forth in Section 4.01(b), nothing herein shall restrict or prohibit PSP from disclosing PEGI Confidential Information to its Representatives, in each case who first are instructed to maintain PEGI Confidential Information confidential on substantially similar terms as those contained in this Section 4.01(a); provided, further, that PSP shall be liable for any breach of this Section 4.01 by any such Person as if PSP had itself committed such breach. “PEGI Confidential Information” shall not include: (i) public information or information in the public domain at the time of its receipt by PSP or its Representatives; (ii) information which becomes public through no fault or act of PSP or its Representatives; or (iii) information received by PSP or its Affiliates in good faith from a third party lawfully in possession of the information and not in breach of any confidentiality obligations. PSP acknowledges that it is aware that (i) PEGI Confidential Information and Competitively Sensitive Information contain material, non-public information regarding PEGI and (ii) the United States and Canadian securities laws prohibit any persons who have material, non-public information from purchasing or selling securities of a company using such information or from communicating such information to any Person (including its Affiliates) under circumstances in which it is reasonably foreseeable that such Person is likely to purchase or sell such securities in reliance upon such information. PSP further confirms that it has in place internal information protection mechanisms to prevent unauthorized use of the Confidential Information and Competitively Sensitive Information.

(b)             “Competitively Sensitive Information” shall mean information regarding PEGI, a Subject Project Interest or a Subject Project Company that PEGI determines that one or more Affiliates of PSP could reasonably be expected to use to compete with PEGI. Notwithstanding anything to the contrary in this Agreement, in no event shall PSP be entitled to receive Competitively Sensitive Information, and PSP shall, and shall cause its Affiliates to, maintain any Competitively Sensitive Information of which any of their respective employees, officers or directors is or becomes aware in strict confidence; provided that PEGI shall provide PSP with a commercially reasonable description of the nature of any Competitively Sensitive Information that would otherwise have been provided to PSP but for this Section 4.01(b) and shall use commercially reasonable efforts to provide substitute disclosure to PSP that, to the greatest extent practicable under the circumstances, will enable PSP to assess the applicable opportunity relating to the Subject Project Interest or Subject Project Company in substantially the same manner as if PSP had full access to such Competitively Sensitive Information and that is otherwise reasonably satisfactory to PSP.

(c)             Subject to the provisions of this Section 4.01(c), PEGI shall, and shall cause its Affiliates to, keep confidential all confidential documents and information concerning PSP furnished to PEGI by PSP or its Representatives in connection with the transactions contemplated by this Agreement (including any Joint Acquisition) (the “PSP Confidential Information” and together with the PEGI Confidential Information, “Confidential Information”); provided that nothing herein shall restrict or prohibit PEGI from disclosing PSP Confidential Information to its Representatives who first are instructed to maintain the PSP Confidential Information confidential on substantially similar terms as those contained in this Section 4.01(c); provided, further, that PEGI shall be liable for any breach of this Section 4.01(c) by any of its Representatives as if PEGI had itself committed such breach.

(d)             Notwithstanding anything to the contrary contained herein, nothing in this Agreement shall prevent or restrict any JV Participant or any of its Affiliates from disclosing, without the agreement of the other JV Participant: (i) Confidential Information required to be disclosed under any Applicable Law (including applicable securities laws) or the rules of any securities exchange; (ii) Confidential Information required to be disclosed to its lenders or other creditors on a confidential basis; provided that in no event shall this clause (ii) permit the disclosure of any Competitively Sensitive Information. Any JV Participant disclosing Confidential Information, as applicable in accordance with this Section 4.01 shall use reasonable efforts to (i) advise the other JV Participant of the details of the required disclosure and (ii) if permitted by Applicable Law, obtain the comments of such other JV Participant on the wording of the proposed disclosure prior to making such disclosure.

(e)             Notwithstanding anything to the contrary in this Agreement, in no event shall PSP, any of its Affiliates or any PSP Designee, or any of their respective

Representatives, share any Confidential Information or Competitively Sensitive Information with any portfolio companies or other investments of PSP (or any of their respective Representatives other than employees of PSP who are acting in their capacity as Representatives of PSP and do not use such information for any purpose other than in furtherance of the transactions contemplated by this Agreement) and PSP shall, and shall cause its Affiliates that receive Confidential Information or Competitive Sensitive Information to, use customary information barriers to ensure that no portfolio company or other investment of PSP or any of their respective Representatives has access to any Confidential Information or Competitively Sensitive Information.

(f)             Each JV Participant shall consult with the other JV Participant and provide that other JV Participant a reasonable opportunity to comment before issuing any press release or making any other public announcement regarding the other JV Participant, provided that (i) in the case of any disclosure required by applicable law or stock exchange rule, such consultation and opportunity to comment shall only be required to the extent reasonably practicable under the circumstances and (ii) no consultation and opportunity to comment shall be required with respect to any disclosure that is substantially similar to prior public disclosure made in compliance with the terms of this Agreement.

Section 4.02.      Construction Bridge Financing.

PSP shall reasonably cooperate with PEGI in PEGI’s efforts to finance PEGI’s project pipeline as follows: (i) at the request of PEGI with respect to one or more specific projects, PSP shall reasonably cooperate with PEGI to arrange for or provide bridge loans to Pattern Development 1.0 or Pattern Development 2.0 for such projects that are subject to either a Joint Acquisition PSA or an Initial Acquisition PSA as more fully set forth on Exhibit E and (ii) at the request of PEGI with respect to one or more specific projects, PSP shall reasonably cooperate with PEGI to arrange for or provide construction financing for projects that are subject to either a Joint Acquisition PSA or an Initial Acquisition PSA in advance of the applicable commercial operations date, as more fully set forth on Exhibit E; provided that for the avoidance of doubt nothing in this Section 4.02 constitutes a commitment of PSP to provide any such bridge loans or financings.

Section 4.03.      Valuation Support.

PEGI shall use commercially reasonable efforts to assist PSP (at PSP’s sole cost and expense) in any annual or other valuation of the Initial Acquisition Projects or any Subject Project Company that PSP acquires an interest in pursuant to Article 3 as PSP may reasonably determine is required by its charter. Without limiting the generality of the immediately preceding sentence, in respect of each Subject Project Interest jointly acquired by PSP and PEGI, PEGI shall provide, or cause to be provided, to PSP, annually on or before February 15 of each calendar year, an updated financial model for each Subject Project Company that PSP acquires an interest in.

Section 4.04.      Appointment of PSP Designee.

PEGI agrees that, as promptly as practicable after the PSP Compliance Date, and subject to the taking by the PEGI NGC of all requisite action under PEGI’s Governing Documents, PEGI shall, to the fullest extent permitted under Applicable Law and its Governing Documents, take all necessary action to increase the size of the PEGI Board, unless there is otherwise a vacancy on the PEGI Board, and appoint the PSP Designee to the PEGI Board. PEGI further agrees that it will use its commercially reasonable efforts to effect the foregoing within the time frame set forth in the immediately preceding sentence.

Section 4.05.      PSP Standstill Obligations.

(a)             PSP represents and warrants that as of the date hereof, other than the PSP PEGI Shares, it does not beneficially own any securities of PEGI. PSP agrees that, for a period of twelve months immediately following the date hereof (the “Standstill Period”), PSP will not directly or in concert with any of its Affiliates or any other Person, without the prior written consent of PEGI, (i) other than the PEGI Share Acquisition, acquire, agree to acquire, propose, seek or offer to acquire, any securities of PEGI or any of its Subsidiaries, or any warrant, option or other direct or indirect right to acquire any such securities, (ii) enter, agree to enter, propose, seek or offer to enter into or facilitate any merger, business combination, recapitalization, restructuring or other extraordinary transaction involving PEGI or any of its Subsidiaries, (iii) initiate, encourage, make, or in any way participate or engage in, any “solicitation” of “proxies” as such terms are used in the proxy rules of the U.S. Securities and Exchange Commission (the “SEC”) to vote, or seek to advise or influence any Person with respect to the voting of, any voting securities of PEGI (including, for the avoidance of doubt, indirectly by means of communication with the press or the media), (iv) file with the SEC a proxy statement or any supplement thereof or any other soliciting material in respect of PEGI or its shareholders that would be required to be filed with the SEC pursuant to Rule 14a-12 or other provisions of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), (v) nominate or recommend for nomination a Person for election at any meeting of PEGI’s shareholders at which directors of the PEGI Board are to be elected, (vi) submit any shareholder proposal for consideration at, or bring any other business before, any meeting of PEGI’s shareholders, (vii) initiate, encourage, make, or in any way participate or engage in, any “withhold” or similar campaign with respect to any meeting of PEGI shareholders, (viii) form, join or in any way participate in a “group” (within the meaning of Section 13(d)(3) of the Exchange Act) with respect to any voting securities of PEGI, (ix) call, request the calling of, or otherwise seek or assist in the calling of a special meeting of PEGI’s shareholders, (x) otherwise act, alone or in concert with others, to seek to control or influence the management or the policies of PEGI, (xi) disclose any intention, plan or arrangement prohibited by, or inconsistent with, the foregoing or (xii) advise, assist or encourage or enter into any discussions, negotiations, agreements or arrangements with any other Persons in connection with the foregoing. PSP furthers agree that during the Standstill Period it will not, directly or indirectly, without the prior written consent of PEGI, (a) make any request directly or indirectly, to amend or waive any provision of this Section 4.05 (including this sentence), or (b) take any action that would reasonably be expected to require PSP to make a public announcement regarding the possibility of a business combination, merger or other type of transaction described in this Section 4.05 with PSP or any of its Affiliates. For the avoidance of doubt, the PSP Designee’s service on the PEGI Board shall not constitute a breach of this Section 4.05.

(b)             Without the prior written consent of PEGI, for a period of 180 days (the “Hold Period”) immediately following the date hereof, PSP shall refrain from offering, pledging, selling, contracting to sell, selling any option or contract to purchase, purchasing any option or contract to sell, granting any option, right or warrant for the sale of, lending or otherwise disposing of or transferring, directly or indirectly (including pursuant to any derivative transaction), any or all of the PSP PEGI Shares.

(c)             PSP agrees that during the Hold Period all certificates representing PSP PEGI Shares shall bear the following legend:

“THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO STANDSTILL OBLIGATIONS PURSUANT TO THAT CERTAIN JOINT VENTURE AGREEMENT, DATED AS OF JUNE 16, 2017 (A COPY OF WHICH IS ON FILE WITH THE SECRETARY OF PEGI) WHICH PROVIDES, AMONG OTHER THINGS, FOR CERTAIN RESTRICTIONS ON THE TRANSFER THEREOF. ANY SALE OR OTHER TRANSFER NOT IN COMPLIANCE WITH SAID AGREEMENT SHALL BE VOID.”

At any time following the expiry of the Hold Period, PSP may request that the restrictive legend included immediately above be removed from all PSP PEGI Shares and PSP shall be entitled to obtain new certificates in respect of such PSP PEGI Shares without such legend. At any time following the expiry of the Hold Period, PSP may also request removal of the legend prescribed by Section 5.4(d) of the Securities Purchase Agreement relating to the PEGI Share Acquisition. Following such request, and subject to PEGI’s reasonable satisfaction (including receipt of a customary legal opinion) that all conditions of Rule 144 under the U.S. Securities Act of 1933, as amended, have been satisfied, including that PSP is not an affiliate of PEGI pursuant to Rule 144 and has not been for three months, PEGI shall cause such restricted legend to be removed and, if requested by PSP, shall provide new certificates in respect of such PSP PEGI Shares to PSP without such legends; provided that, if the Hold Period has expired and such restricted legends have not been removed following the date that is 120 calendar days after the resignation of the PSP Designee from the PEGI Board, then PEGI shall grant PSP a customary “demand” registration right with respect to the PSP PEGI Shares so long as at such time (i) PSP does not have any right to appoint a designee to the PEGI Board and (ii) PSP and its Affiliates beneficially own, in the aggregate, less than 10% of the outstanding Class A common stock, $0.01 par value per share, of PEGI.

(d)             During the Hold Period PSP agrees to the entry of stop transfer orders with the transfer agent and registrar of the PSP PEGI Shares against the transfer of legended stock held by PSP except in compliance with the requirements of this Agreement. Upon expiry of the Hold Period PSP may request the removal of any such stop transfer orders.

Section 4.06.      Joint M&A Coordination.

The JV Participants shall negotiate in good faith to develop a strategy, set aside resources and pursue third-party acquisitions of renewable assets.

Section 4.07.      Piggyback Canadian Prospectus – Filing in Québec.

If PEGI proposes to file a Piggyback Canadian Prospectus in one or more Eligible Jurisdictions or conduct an Underwritten Offering pursuant to a Piggyback Canadian Prospectus as contemplated in Section 2.2(a)(ii) or (iii) of the Registration Rights Agreement (other than a Canadian Prospectus for an at-the-market offering program and a Canadian Prospectus filed pursuant to section 7.5 of the MJDS where the distribution of securities will not be made in Canada) and PSP has piggyback registration rights pursuant to such Section 2.2(a)(ii) or (iii) of the Registration Rights Agreement that it is entitled to and wishes to exercise with respect to its Registrable Shares, PEGI hereby agrees and covenants to file the applicable Piggyback Canadian Prospectus in the Province of Québec if and as necessary to permit PSP to offer and sell its Registrable Shares under such Piggyback Canadian Prospectus. Initially capitalized terms used in this Section 4.07 but not defined in this Agreement have the meaning given to them in the Registration Rights Agreement.

Section 4.08.      Certain Rights Regarding Certain Agreements.

(a)             If the PEGI Entity that acts as the general partner of, or holds shares in the general partner of, a Subject Project Company or that is the service provider under the MOMA, PAA, the Sponsor Services Agreement or other related party Contract with respect to a specific project held by a Subject Project Company is determined by a court to have committed actual fraud, willful misconduct or bad faith in connection with its duties in respect of such project and as a result of such actions PSP suffers material damages that are not, after notice, cured or remedied under the indemnification provisions of the applicable Joint Acquisition Governance Agreement, MOMA or PAA, or the Sponsor Services Agreement or other related party Contract, then the applicable MOMA, PAA or Jointly Owned Company Service Period (as defined in the Sponsor Services Agreement) or other related party Contract to the extent relating to such project can all be terminated without payment of a termination break fee.

(b)             If PEGI or the PEGI Entity that acts as the general partner of, or holds shares in the general partner of, a Subject Project Company or that is the service provider under the MOMA, PAA, Sponsor Services Agreement or other related party Contract with respect to any project jointly owned by PSP and PEGI acquired pursuant to the PSP Co-Invest Rights is determined by a court to have committed a felony crime (or equivalent under Applicable Law) involving actual fraud against an equity investor in renewable energy projects controlled by PEGI, then PEGI will lose its control rights with respect to such jointly owned projects, and the MOMA, PAA and any other related party Contracts with respect to such projects, and Sponsor Services Agreement, can all be terminated without payment of a termination break fee.

Article 5
Miscellaneous

Section 5.01.      Amendments; Extension; Waiver.

This Agreement may not be amended, altered or modified except by written instrument executed by both PEGI and PSP. The failure by either PEGI or PSP to enforce at any time any of the provisions of this Agreement shall in no way be construed to be a waiver of any such provision nor in any way to affect the validity of this Agreement or any part hereof or the right of such party thereafter to enforce each and every such provision. No waiver of any breach of or non-compliance with this Agreement shall be held to be waiver of any other or subsequent breach of non-compliance. The observance of any provision of this Agreement may be waived in writing by the party that will lose the benefit of such provision as a result of such waiver.

Section 5.02.      Rules of Construction.

Except as may be otherwise specifically provided in this Agreement and unless the context otherwise requires, in this Agreement:

(a)             the terms “Agreement,” “this Agreement,” “the Agreement,” “hereto,” “hereof,” “herein,” “hereby,” “hereunder” and similar expressions refer to this Agreement in its entirety, including all Exhibits hereto, and not to any particular provision hereof;

(b)             references to an “Article,” “Section” or “Schedule” followed by a number or letter refer to the specified Article or Section of or Schedule to this Agreement;

(c)             the division of this Agreement into Articles and Sections and the insertion of headings are for convenience of reference only and shall not affect the construction or interpretation of this Agreement;

(d)             words importing the singular number only shall include the plural and vice versa and words importing the use of any gender shall include all genders;

(e)             the words “include,” “includes” and “including” mean “include,” “includes” or “including,” in each case, “without limitation”;

(f)             the terms “party” and “the parties” refer to a party or the parties to this Agreement;

(g)             any reference to any agreement (including this Agreement) or other instrument in writing means such agreement or other instrument in writing as amended, modified, replaced or supplemented from time to time;

(h)             any reference to a statute, regulation or rule shall be construed to be a reference thereto as the same may from time to time be amended, re-enacted or replaced, and any reference to a statute shall include any regulations or rules made thereunder;

(i)             all dollar amounts refer to United States dollars;

(j)             any time period within which a payment is to be made or any other action is to be taken hereunder shall be calculated excluding the day on which the period commences and including the day on which the period ends; and

(k)             whenever any payment is required to be made, action is required to be taken or period of time is to expire on a day other than a Business Day, such payment shall be made, action shall be taken or period shall expire on the next following Business Day.

Section 5.03.      Governing Law; Consent to Jurisdiction; Waiver of Jury Trial.

(a)             This Agreement, the legal relations among the parties hereunder and the adjudication and the enforcement thereof, shall in all respects be governed by, and interpreted and construed in accordance with, the Laws (excluding conflict of laws rules and principles) of the State of New York applicable to agreements made and to be performed entirely within such State, including all matters of construction, validity and performance.

(b)             Each of the JV Participants irrevocably submits to the exclusive jurisdiction of the Supreme Court of the State of New York, New York County, for any Proceeding arising out of this Agreement or any transaction contemplated hereby. To the extent that service of process by mail is permitted by Applicable Law, each JV Participant irrevocably consents to the service of process in any Proceeding in such courts by the mailing of such process by registered or certified mail, postage prepaid, at its address for notices provided for herein. Nothing herein shall affect the right of any Person to serve process in any other manner permitted by Law. Each of the JV Participants irrevocably and unconditionally waives any objection to the laying of venue of any Proceeding arising out of this Agreement or the transactions contemplated hereby in the Supreme Court of the State of New York, New York County, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any Proceeding brought in any such court has been brought in an inconvenient forum. EACH JV PARTICIPANT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER AGREEMENT ENTERED INTO IN CONNECTION THEREWITH AND FOR ANY COUNTERCLAIM WITH RESPECT THERETO.

Section 5.04.      Entire Agreement.

(a)             This Agreement and the Exhibits hereto and any documents executed by PSP and PEGI simultaneously herewith or pursuant hereto constitutes the entire agreement between the parties pertaining to the subject matter hereof and thereof, and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written, of the parties, and there are no warranties, representations or other agreements between the parties hereto in connection with the subject matter hereof or thereof, except as specifically set forth herein.

(b)             Except for the representations and warranties expressly made herein, PEGI and PSP (as applicable, the “Disclaiming Party”) each hereby disclaims all liability and responsibility for, or any use by the receiving party’s Affiliates or its or their Representatives of, any representation, warranty, projection, forecast, statement or information made, communicated or furnished (orally or in writing) to the Receiving Party, its Affiliates or its or their Representatives (including any opinion, information, projection or advice that may heretofore have been or may hereafter be made available to Receiving Party, its Affiliates or its or their respective Representatives, whether in any “data rooms,” “management presentations,” or “break-out sessions,” or in response to questions submitted by or on behalf of Receiving Party or otherwise, in each case by Disclaiming Party or its Affiliates or any of its or their Representatives.

Section 5.05.      Severability.

If any provision of this Agreement is determined by a court of competent jurisdiction to be invalid, illegal or unenforceable in any respect, such determination shall not impair or affect the validity, legality or enforceability of the remaining provisions hereof and each provision is hereby declared to be separate, severable and distinct. To the extent that any provision is found to be invalid, illegal or unenforceable, the parties shall act in good faith to substitute for such provision, to the extent possible, a new provision with content and purpose as close as possible to the provision so determined to be invalid, illegal or unenforceable.

Section 5.06.      No Partnership.

This Agreement is intended to create certain contractual rights and obligations between the parties hereto and is not intended to, and the parties agree that it does not, constitute any JV Participant as the partner, agent or fiduciary of the other JV Participant for any purpose or create any partnership, agency, fiduciary or other similar relationship among the JV Participants, and neither JV Participant shall have any partnership, agency, fiduciary or other similar duties, liabilities or obligations to the other JV Participant relating to or arising from this Agreement or the transactions contemplated hereby. Neither JV Participant shall have, nor shall it represent to any other party that is has, the authority to enter into any agreement or commitment on behalf of the other JV Participant or make any representation or incur any obligation in the name of or on behalf of the other JV Participant. To the fullest extent permitted by Applicable Law, other than as expressly set forth in Article 3, each JV Participant, on behalf of itself and its Affiliates, waives and renounces any right, interest or expectancy in, or in being offered an opportunity to participate in, business opportunities that are from time to time presented to or business opportunities of which any of the other JV Participant or its Affiliates gain knowledge, and no JV Participant shall be accountable or liable to the other JV Participant as a result of acting in its own best interest, except in the case of any decision or action which is illegal or in breach of this Agreement. For the avoidance of doubt, nothing in this Section 5.06 shall be deemed to limit or otherwise modify the rights and obligations of the parties to any Joint Acquisition Governance Agreements that are entered into with respect to any Joint Acquisitions.

Section 5.07.      Notices.

Any notice or other communication required or permitted to be given hereunder shall be in writing and shall be delivered in person, transmitted by telecopy or facsimile or sent by registered mail, charges prepaid, addressed as follows:

(a)   if to PEGI:

Pattern Energy Group Inc.
Pier 1, Bay 3
San Francisco, CA 94111

Attention:	General Counsel
Email:	generalcounsel@patternenergy.com

with a copy (which shall not constitute notice) to:

Davis Polk & Wardwell LLP
450 Lexington Avenue
New York, New York 10017

Attention: John H. Butler
Email: john.butler@davispolk.com

(b)   if to PSP:

Public Sector Pension Investment Board

1250 René-Lévesque Blvd. West
Suite 1400
Montreal, Québec H3B 5E9

Attention:	Managing Director, Infrastructure Investments
Email:	vertuousenergy@investpsp.ca and legalnotices@investpsp.ca

with a copy (which shall not constitute notice) to:

Davies Ward Phillips & Vineberg LLP

1501, avenue McGill College
26th Floor
Montréal, Québec H3A 3N9

Attention:	Franziska Ruf
Email:	fruf@dwpv.com

Any such notice or other communication shall be deemed to have been given and received on the day on which it was delivered or transmitted (or, if such day is not a

Business Day or if delivery or transmission is made on a Business Day after 5:00 p.m. at the place of receipt, then on the next following Business Day) or, if mailed, on the third Business Day following the date of mailing.

Any party may at any time change its address for purposes of this Section 5.07 by giving notice to the other parties.

Section 5.08.      Costs and Expenses.

All fees, costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby (including in connection with any Joint Acquisition) or in connection with any dispute or adversarial Proceedings arising hereunder or relating hereto, shall be paid by the party incurring such fees, costs or expenses; provided that with respect to each Joint Acquisition (excluding any Initial Project Acquisition), PSP shall, upon demand, reimburse PEGI for a pro rata portion equal to the PSP Co-Invest Percentage for such Joint Acquisition of the reasonable aggregate fees and expenses of counsel to PEGI incurred in connection with the negotiation of the Joint Acquisition PSA for such Joint Acquisition.

Section 5.09.      Term.

This Agreement (other than such rights and obligations that the JV Participants have become entitled to enforce or become liable for) shall begin as of the date first written above and shall continue in full force and effect until the earlier of (i) subject to the proviso in Section 3.04(a)(i), the occurrence of a Co-Investment Right Termination Event (unless otherwise agreed in writing by both parties) and (ii) termination of this Agreement by written agreement of both parties; provided that Sections 3.04(b), 3.06, 4.01, 4.05 and 4.08 and Article 5 shall survive any such termination.

Section 5.10.      Successors and Assigns.

Except as otherwise provided herein, neither this Agreement nor any of the rights of any JV Participant hereunder may be assigned without the prior written consent of the other JV Participant. Either JV Participant may assign this Agreement or any of its rights hereunder to its Affiliate upon providing notice to the other JV Participant; provided that such assignment shall not relieve the assignor of any of its obligations hereunder. Except as may otherwise be provided herein, all of the terms and provisions of this Agreement shall be binding upon and shall enure to the benefit of the parties hereto and their respective heirs, executors, administrators, other personal Representatives, successors and permitted assigns.

Section 5.11.      No Third-Party Beneficiaries.

This Agreement shall not confer any rights or remedies upon any Person other than the JV Participants and their respective successors and permitted assigns.

Section 5.12.      Enforcement.

The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached and that any breach of this Agreement would not be adequately compensated by monetary damages. Accordingly, the parties hereto acknowledge and agree that in the event of any breach or threatened breach of any of their respective covenants or obligations set forth in this Agreement, the non-breaching party be entitled to an injunction or injunctions to prevent or restrain breaches or threatened breaches of this Agreement by the other and to specifically enforce the terms and provisions of this Agreement to prevent breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations of the other under this Agreement.

Section 5.13.      Counterparts.

This Agreement may be executed by facsimile or .pdf format scanned signatures and in any number of counterparts with the same effect as if all signatory parties had signed the same document. All counterparts shall be construed together, be deemed an original, and shall constitute one and the same instrument.

IN WITNESS WHEREOF the parties hereto have executed this Agreement effective as of the day and year first above written.

PATTERN ENERGY GROUP INC.

By:	/s/ Esben Pedersen
Name: Esben Pedersen
Title: Chief Investment Officer

PUBLIC SECTOR PENSION INVESTMENT BOARD

By:	/s/ Guthrie Stewart
Name: Guthrie Stewart
Title: Senior Vice President, Global Head of Private Investments

By:	/s/ Patrick Samson
Name: Patrick Samson
Title: Managing Director, Infrastructure Investments

EXHIBIT A

Purchase Rights Agreements

(see attached)

EXHIBIT A-1

(see attached)

EXHIBIT A-2

(see attached)

EXHIBIT B

Sponsor Services Agreement

(see attached)

EXHIBIT C

Form of Joint Acquisition PSA

(see attached)

EXHIBIT D

JOINT ACQUISITION GOVERNANCE[1]

General:

PEGI will manage each Subject Project Company in accordance with the Sponsor Service Agreement.

PEGI shall have the right to provide management operations and maintenance services and project administration services to each Subject Project Company on customary arm’s-length terms pursuant to the Project Administration Agreement and Management, Operation and Maintenance Services Agreement in effect at the time of PSP’s investment in the Subject Project Company

Subject to the PSP consent rights, PEGI will have full discretion to manage each Subject Project Company. Other than the PSP consent rights, PSP shall have no governance rights with respect to the Subject Project Companies.

Project Company Funding:	Any equity requirements at the Subject Project Company shall be funded pro rata by all equity owners, and any deficiency in funding shall be significantly dilutive for a non-funding party.
Distributions:

The Subject Project Company shall provide for ordinary distributions to equity of all cash flows available for distribution unless PEGI and PSP both agree to structure distributions for such project company in a more tax-efficient method. As far as it is legally permissible, the Subject Project Company should periodically distribute all net cash flows to its owners on a pro-rata basis to their ownership, subject to retaining sufficient cash reserves to meet the Subject Project Company’s reasonably foreseeable needs in relation to: existing or reasonably foreseeable obligations; solvency; and the current annual budget (including all agreed retention, capital expenditures and reserves).

PSP Consent Rights:	With respect to each Subject Project Company that is acquired by PEGI and PSP pursuant to a Joint Acquisition, PSP’s consent will be required for the following matters:
(a) Any amendment of the articles, equivalent constituting document or bylaws of the Subject Project Company (or any of its Subsidiaries), other than (i) as required by the applicable third-party partnership agreement, or (ii) amendments that are required by law or are of a clerical or “housekeeping” nature;

1 Where applicable, references to PEGI and PSP are to the PEGI and PSP entity, respectively, that owns the applicable Subject Project Company.

(b)    (i) the incorporation or acquisition of a Subsidiary of the Subject Project Company or the disposition of any shares of a Subsidiary of the Subject Project Company, (ii) the Subject Project Company or a Subsidiary thereof entering into any partnership, joint venture or similar arrangement with any other Person, or (iii) the purchase of any business by the Subject Project Company (or any of its Subsidiaries) or acquisition by stock or purchase by the Subject Project Company (or any of its Subsidiaries) of all or substantially all of the assets of any other Person;

(c)   the sale (or entry into of binding agreements to that effect), lease, exchange or other disposition of (i) all or substantially all of the assets of the Subject Project Company (or any of its Subsidiaries) or (ii) assets of the Subject Project Company (or any of its Subsidiaries) that would result in a material adverse effect on the power generation of the applicable project, or the granting of an option or right to such effect;

(d)    initiating or otherwise participating in voluntary winding-up or bankruptcy Proceedings of the Subject Project Company (or any of its Subsidiaries);

(e)   any merger, amalgamation or consolidation or the entering into of any agreement, arrangement or understanding to merge, amalgamate or consolidate, the Subject Project Company (or any of its Subsidiaries) with any Person;

(f)    any change to the equity capital structure of the Subject Project Company (whether by subdivision, consolidation or reclassification), the issuance or allotment of any equity or the granting of any right, option or privilege to acquire any equity or the redemption or repurchase by the Subject Project Company of any equity, other than (i) as contemplated in this Project Governance Framework including any purchase rights or equity dilutions provisions (including to fund non-discretionary expenses or amounts necessary to comply with legal obligations), (ii) as contemplated under applicable third-party partnership agreements, or (iii) amendments that are required by law or are of a clerical or “housekeeping” nature;

(g)    the taking or institution of any Proceedings for the continuance, winding-up, liquidation, reorganization or dissolution of the Subject Project Company (or any of its Subsidiaries) in each case under applicable debtor relief laws, other than as required by Applicable Law;

(h)    (i) any incurrence of any indebtedness by the Subject Project Company (or any of its Subsidiaries) for borrowed money or

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granting of any lien or security interest by the Subject Project Company (or any of its Subsidiaries) in respect of any indebtedness for borrowed money, including any financing or refinancing, that is not in existence as of the date of the closing of the applicable Joint Acquisition, other than (A) in the case of an amendment to or refinancing of existing indebtedness of the Subject Project Company, where the amended or refinanced indebtedness would not result in a capital call or be in excess of the total amount of the existing indebtedness outstanding at the time of the refinancing that would be amended or extinguished by the refinancing plus all applicable fees, costs and expenses including breakage costs incurred in connection with such new financing or the repayment of the existing indebtedness; or (B) indebtedness of less than 2% of the book value of assets of the Subject Project Company that is required to meet the Subject Project Company’s obligations that cannot reasonably be expected to be met with project distributable cash flow or that can be satisfied with the posting of a letter of credit or other security, (ii) making any loan for borrowed money or entering into any external borrowing arrangements where the Subject Project Company (or any of its Subsidiaries) acts as a lender, (iii) the Subject Project Company (or any of its Subsidiaries) entering into any derivative transaction or amending in any material manner or terminating any derivative transaction other than in connection with a transaction described in clauses (i)(A) or (i)(B) above and other than short-term energy hedge, renewable attributes and/or capacity transactions, or (iv) any incurrence of any indebtedness for borrowed money or granting of any security interest or entering into any other borrowing arrangements, in each case by the Subject Project Company (or any of its Subsidiaries) with any related party;

(i)    the repayment of any loan or advance made by a related party to the Subject Project Company (or any of its Subsidiaries), other than in accordance with the terms agreed upon at the time the loan or advance was made;

(j)    the granting of any security on the assets of the Subject Project Company (or any of its Subsidiaries) other than (i) under a financing that is otherwise permitted pursuant to this Project Governance Framework, or (ii) customary liens created in the operation of the Subject Project Company (such as liens for trade payables, mechanics, suppliers and warehouse liens, capital leases and tax liens);

(k)  the guarantee or indemnification by the Subject Project Company (or any of its Subsidiaries) of, or the grant of security by the Subject Project Company (or any of its Subsidiaries) for, the debts or obligations of any third party, in each case other than customary guarantees or indemnitees

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         arising out of the ordinary course of business of the Subject Project Company;

(l)    the guarantee or indemnification by the Subject Project Company (or any of its Subsidiaries) of, or the grant of security by the Subject Project Company (or any of its Subsidiaries) for, the debts or obligations of any related party;

(m)   any change to the distribution policy of the Subject Project Company agreed at the time of investment (or as amended by mutual agreement);

(n)   the Subject Project Company (or any of its Subsidiaries) entering into (on or after the date of PSP’s investment), causing the early termination of, or making material amendments to (i) any Material Contract, (ii) applicable third-party partnership agreements, or (iii) any related-party Contracts, including the Management, Operation and Maintenance Services Agreement ("MOMA") and Project Administration Agreement ("PAA"), except (x) in each case for new contracts, terminations and/or amendments that are required by law or to avoid a material default by the Subject Project Company (or any of its Subsidiaries) or otherwise preserve material rights of a Subject Project Company (or any of its Subsidiaries) under a Material Contract and (y) in the case of clause (ii), as is required to give effect to the exercise of options or rights under such agreements. Notwithstanding the foregoing, with respect to any new related party Contracts which PEGI proposes, PEGI shall provide written notice to PSP setting out details of the scope of services to be provided by PEGI or such other related party under such new Contract and the corresponding fees payable to PEGI or such other related party thereunder. Within thirty (30) calendar days of such a notice, PSP may object to such new Contract on the ground that either the scope of services to be provided is not reasonable or that the proposed fees payable are not within the range of “market fees” (factoring in the proposed scope). If PSP timely objects, then the matter shall be referred to a dispute resolution process (such process to include mediation through progressively senior levels of each of PSP and PEGI following which the matter shall be referred to an independent third party expert reasonably selected by PSP, who shall determine if the scope of services to be provided is not reasonable or that the proposed fees payable are not within the range of “market fees” (factoring in the proposed scope)). If PSP does not timely object to the proposed new Contract, or if the independent third party expert so determines that the proposed scope of services is reasonable and the fees payable are within the range of “market fees”, then PEGI shall be permitted to cause the applicable new

4

        Contract to be so entered into.

(o)   the approval by the Subject Project Company (or any of its Subsidiaries) of any capital expenditure or series of related capital expenditures in excess of 2% of the book value of the assets of the applicable Subject Project Company, other than as necessary to comply with Applicable Law, address a safety emergency or casualty or maintain an insurance policy relating to the applicable Subject Project Company;

(p)   the initiation or settlement by the Subject Project Company (or any of its Subsidiaries) of any material litigation or material administrative Proceeding;

(q)    the appointment and removal/replacement of auditors of the Subject Project Company, other than when such appointment, removal or replacement of auditors is designed to have the auditor of the Subject Project Company be the same as PEGI’s auditor;

(r)    the adoption of and changes to employee benefits arrangements or schemes of the Subject Project Company (or its Subsidiaries), subject to customary materiality thresholds reasonable for an Entity of the same size and nature as the Subject Project Company;

(s)    the creation, modification or termination by the Subject Project Company (or any of its Subsidiaries) of any plan for the purchase of equity or other securities through the award of options to purchase equity, including a stock option plan or similar program;

(t)    any change to the accounting methods of the Subject Project Company (or any of its Subsidiaries) or to the Fiscal Year-end, other than (i) when such change to the accounting methods of the Subject Project Company (or any of its Subsidiaries) or to the Fiscal Year-end is designed to conform to the accounting methods or Fiscal Year-end of PEGI or (ii) to comply with GAAP;

(u)   any significant change in the scope or nature of the business of the Subject Project Company (or any of its Subsidiaries) and the entering into any Contract, agreement or commitment that would result in a significant change in the scope or nature of the business of the Subject Project Company (or any of its Subsidiaries); and

(v)   seeking to launch an initial public offering or the admission to trading on a recognized stock exchange of the whole or any part of the Subject Project Company’s (or any of its Subsidiaries) issued securities.

5

Sell Down/Transferability:

The consent rights described above will not be transferable with PSP’s ownership interest in a Subject Project Company, except for transfers to Permitted Transferees or the transferee from PSP of 100% of PSP’s initial ownership interest in a Subject Project Company. If PSP transfers less than all of its ownership interest in a Subject Project Company, PSP shall retain full authority to exercise its surviving consent rights, but appropriate provisions may be included in the applicable transfer agreement as to PSP consulting with the transferee prior to exercise of such consent rights.

PSP’s consent rights will terminate when PSP and its Permitted Transferees own 25% or less of the outstanding ownership interests in such Subject Project Company (or in the Person through which PEGI and PSP acquire their ownership interest in a Subject Project Company where PEGI and PSP are not the only owners); provided that PSP shall be entitled to transfer its consent rights to an acquirer of 100% of its initial ownership interest in the Subject Project Company and such transferee’s consent rights will terminate when such transferee owns 25% or less of the outstanding ownership interests in such Subject Project Company (or in the Person through which PEGI and PSP acquire their ownership interest in a Subject Project Company where PEGI and PSP are not the only owners).

Limitations on Transfer
Limitations on Transfer:

In no event shall PSP transfer all or part of its ownership interest in a Subject Project Company to any Person that directly or indirectly (including through Affiliates) develops or operates wind power, solar power or (if and only if the applicable Subject Project Company includes a power transmission project other than a dedicated GEN-TIE) power transmission projects (collectively, the “Competitive Activities”).  Notwithstanding the foregoing, PSP shall be permitted to transfer all or part of its ownership interest in a Subject Project Company to a pension fund, investment fund, pooled investment vehicle, insurance company or institutional investor that is directly or indirectly engaged in Competitive Activities through another Person (including through an Affiliate) provided that (i) the transferee’s primary business activity is not its direct or indirect ownership of such Person, and (ii) such transfer shall not be to the Person that is directly engaged in Competitive Activities.

“transfer” means to sell, assign, dispose of, exchange, pledge,

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Encumber, hypothecate or otherwise transfer the applicable Subject Project Interest or any participation or interest therein, whether directly or indirectly (including pursuant to a derivative transaction), or agree or commit to do any of the foregoing; provided that neither the granting by any Person of a lien to a bona fide third party lender as collateral security for the obligations of such Person to such lender, or any action by such a lender to foreclose on any such lien, shall be deemed a transfer of the applicable Subject Project Interest, except that the sale by such a lender of the applicable Subject Project Interest to a third party, whether in a foreclosure sale or otherwise, shall constitute a transfer.

Any transferee that acquires all or any portion of PSP’s interest in a Subject Project Company shall be required to provide to PEGI undertakings at least as favorable to PEGI as those set forth in Section 4.01.

Transfers to Affiliates:	PSP and PEGI shall be entitled to transfer all or part of their ownership interests in a Subject Project Company to one or more of their Controlled Affiliates; provided that any such transferee shall agree to be bound by the same restrictions applicable to PSP or PEGI, as applicable.
Drag-Along Rights:

Subject to first complying with its obligations under the heading “Right of First Offer”, at any time, if PEGI and/or any of its Permitted Transferees (together, a “Pattern Seller”) desires to effect a bona fide transfer of all (but not less than all) of its direct and indirect ownership interests in a Subject Project Company whether in one transaction or a series of related transactions (the “Drag Sale Interests” and, any such transactions or series of related transactions, a “Drag Along Sale”) to any Person who deals at arm’s length with such Pattern Seller, other than a Permitted Transferee, for cash then the Pattern Seller shall (in its sole discretion) be permitted to deliver written notice to PSP or its Permitted Transferees of such Drag Along Sale no later than fourteen (14) calendar days prior to the anticipated date of consummation of such Drag Along Sale (the “Drag Along Notice”). Such Drag Along Notice shall (i) identify the purchaser, the purchase price per security therefor and a summary of the other material terms and conditions of the proposed Drag Along Sale and (ii) be accompanied by forms of all agreements (including any schedules, exhibits and annexes thereto) to be entered into by or on behalf or for the account or otherwise for the benefit of the Pattern Seller, as applicable, in connection with the Drag Along Sale. Following receipt of the Drag Along Notice, PSP shall be obligated to sell to the purchaser all of PSP’s direct and indirect ownership interest in the applicable Subject Project Company at the same purchase price per security, and otherwise on the same terms therefor and subject to the same conditions thereto, as the Pattern Seller. Neither the Pattern Seller nor any Controlled Affiliate thereof shall have entered into

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any collateral agreement, commitment or understanding with the purchaser or its affiliates that has or would have the effect of providing to the Pattern Seller or any such Controlled Affiliate consideration of greater value than the consideration offered pursuant to the Drag Along Sale; provided that such restriction shall not apply to any commercial agreement in effect at the time of such transaction (including, for the avoidance of doubt, the MOMA and PAA) that was entered into in accordance with the PSP Consent Rights. PSP shall not be required to make any representations or warranties with respect to the Drag Along Sale other than customary fundamental representations and warranties as to ownership, title and due authorization and PSP shall be solely responsible for the accuracy of such representations and warranties (and shall not have any liability for any such fundamental representations and warranties of PEGI). Notwithstanding the foregoing, PSP shall only be responsible for any indemnification obligations, escrow amounts and holdback amounts in connection with the Drag Along Sale (including with respect to any representations and warranties made by PEGI (other than the fundamental representations and warranties referred to above)) on a several and proportionate (and not joint and several basis) in accordance with its ownership interests in the Subject Project Company relative to the Pattern Seller. PSP shall not be required to enter into or be bound by any non-compete or similar restrictive covenants in connection with any Drag Along Sale. PSP and its Permitted Transferees shall be obligated to, and hereby do, waive any dissenters’ rights, appraisal rights or similar rights in connection with any Drag Along Sale. If, substantially concurrently with the closing of a Drag-Along Sale the purchaser in such transaction terminates or agrees to terminate the MOMA and/or PAA, PEGI will waive any termination fees payable under the terminated MOMA or PAA, as applicable.
Tag-Along Rights:	Subject to first complying with its obligations under the heading “Right of First Offer”, at any time, if a Pattern Seller desires to effect a bona fide transfer of some or all of its direct or indirect ownership interests in a Subject Project Company whether in one transaction or a series of related transactions (the “Tag Sale Interests” and, any such transactions or series of related transactions, a “Tag Along Sale”) to any Person who deals at arm’s length with such Pattern Seller, other than a Permitted Transferee, (a “Tag Along Purchaser”), then the Pattern Seller shall be required to provide PSP with at least thirty (30) calendar days’ prior written notice (the “Tag Along Notice”) of such proposed Tag Along Sale. Such Tag Along Notice shall (A) identify the Tag Along Purchaser, the amount of ownership interests in the applicable Subject Project Company proposed to be transferred by the Pattern Seller, the percentage of the then-issued and outstanding ownership interests in such Subject Project Company that such proposed transfer represents, the price per security therefor, and a summary of the other material terms

8

and conditions of the proposed Tag Along Sale and (B) be accompanied by forms of all agreements (including any schedules, exhibits and annexes thereto) to be entered into by or on behalf or for the account or otherwise for the benefit of the Pattern Seller in connection with the proposed transfer. Within twenty (20) calendar days following receipt by PSP of the Tag Along Notice, PSP may, by providing written notice (which notice shall be deemed to be irrevocable when sent) (the “Tag Along Acceptance Notice”) to the Pattern Seller, elect to transfer to the Tag Along Purchaser, as part of the Tag Along Sale, an amount of ownership interests in the Subject Project Company owned by PSP (the “Tagging Interests”) up to the total amount of issued and outstanding ownership interests in the applicable Subject Project Company proposed to be transferred to the Tag Along Purchaser pursuant to the Tag Along Sale multiplied by a ratio, the numerator of which is PSP’s ownership percentage in such Subject Project Company and the denominator of which is the total amount of issued and outstanding ownership interests in such Subject Project Company, at the same purchase price per security as the Pattern Seller and otherwise on the same terms therefor and subject to the same conditions thereto. Neither the Pattern Seller nor any Controlled Affiliate thereof shall have entered into any collateral agreement, commitment or understanding with the Tag Along Purchaser or its affiliates that has or would have the effect of providing to the Pattern Seller or any such Controlled Affiliate consideration of greater value than the consideration offered pursuant to the Tag Along Sale; provided that such restriction shall not apply to any commercial agreement in effect at the time of such transaction (including, for the avoidance of doubt, the MOMA and PAA) that was entered into in accordance with the PSP Consent Rights. If the Tag Along Purchaser does not accept all of the Tagging Interests tendered by PSP, then PEGI shall have the option to either (i) proportionately reduce the number of Tag Sale Interests and Tagging Interests to account for the maximum number of ownership interests that the Tag Along Purchaser is willing to purchase or (ii) abandon the Tag Along Sale. If PSP does not deliver a Tag Along Acceptance Notice within twenty (20) calendar days after receipt of the Tag Along Notice, PSP shall be deemed to have waived its rights with respect to the transfer of its ownership interests in the Subject Project Company pursuant to the applicable Tag Along Sale and the Pattern Seller shall have until one hundred eighty (180) days after the expiration of such twenty (20) calendar day period after the date of the Tag Along Notice in which to transfer the ownership interests described in the Tag Along Notice on terms not materially more favorable (in the aggregate) to the Pattern Seller than those set forth in the Tag Along Notice. If at the end of such one hundred eighty (180) day period the Pattern Seller shall not have completed the transfer of all of the Pattern Seller’s ownership interests contemplated to be transferred in the Tag Along Notice (reduced to account for any

9

Tagging Interests (if any) and all Tagging Interests (if any)), then PSP’s tag along rights shall again apply with respect to any such unsold ownership interests.
Right of First Offer:	If either PSP or PEGI (as applicable, the “ROFO Offeree”) desires to transfer all or any portion of its ownership interests in a Subject Project Company to any Person who deals at arm’s length with such ROFO Offeree, other than to a Permitted Transferee, the ROFO Offeree shall give PSP or PEGI, as applicable (the “ROFO Offeror”) written notice setting forth the details of the ownership interest to be transferred (the “Subject Ownership Interest”) and any other material terms of the proposed transfer reasonably known or anticipated by the ROFO Offeree (a “ROFO Notice”). Within forty-five (45) calendar days after delivery of a ROFO Notice, the ROFO Offeror shall either: (i) deliver a written offer to the ROFO Offeree to purchase the Subject Ownership Interest (a “ROFO Offer”) or (ii) deliver a written notice to the ROFO Offeree that the ROFO Offeror will not make a ROFO Offer (a “ROFO Declination”). If the ROFO Offeror fails to deliver either a ROFO Offer or a ROFO Declination within such sixty (60)-day period, the ROFO Offeror will be deemed to have delivered a ROFO Declination. Unless a ROFO Offer is accepted pursuant to written notice from the ROFO Offeree to the ROFO Offeror within ten (10) calendar days following the delivery of a ROFO Offer (the “ROFO Acceptance Period”), such ROFO Offer shall be deemed to have been rejected by the ROFO Offeree. In the event that the ROFO Offeree validly rejects a ROFO Offer or the ROFO Offeror delivers or is deemed to have delivered a ROFO Declination, subject to complying with its obligations under the heading “Tag-Along Rights”, the ROFO Offeree shall be free to transfer the applicable Subject Ownership Interest to any Person; provided that in the event the ROFO Offeror has previously delivered a ROFO Offer that was rejected by the ROFO Offeree, the ROFO Offeree shall only be permitted to enter into a definitive agreement to transfer the applicable Subject Ownership Interest (A) during the nine month period following the expiration of the ROFO Acceptance Period, (B) at a price greater than or equal to 105% of the price offered in the ROFO Offer and (C) on terms and conditions (economic and otherwise) that are not materially less favorable (in the aggregate) to the ROFO Offeree than the terms and conditions set forth in the ROFO Offer. If at the end of such nine month period the ROFO Offeree shall not have completed the transfer of the Subject Ownership Interest, then it shall once again be required to comply with this ROFO provision. If a ROFO offer is accepted during the ROFO Acceptance Period the ROFO Offeror shall acquire the Subject Ownership Interest, and the ROFO Offeree shall transfer the Subject Ownership Interest to the ROFO Offeror at the price set forth in the ROFO Offer; provided that neither party shall be required to provide any representations or warranties with respect to such transfer other than customary fundamental representations and warranties as to

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ownership, title and due authorization.

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Miscellaneous
Information Rights:

PSP shall be entitled to receive periodic operational reporting with respect to each Subject Project Company consistent with the reporting provided to project lenders and tax equity. Such reporting to include, at a minimum, the following:

•      a reasonably detailed budget on an annual basis;

•      a reasonably detailed operating report, on a quarterly basis, including summary environmental, health and safety information, as applicable;

•      actual financial and operational results data and reforecasting (if applicable), in each case on a quarterly basis;

•      a distribution forecast (including calculations of debt services coverage ratio and forecasted distributions to partners (including tax equity partners), on a quarterly basis;

•      unaudited financial statements (that do not include footnotes), within 60 days of the end of each fiscal quarter;

•      audited financial statements (to the extent prepared and required under financing arrangements), within 120 days of the end of each fiscal year. If no audited financial statements are prepared then PSP shall have the right to request an audit of the applicable Subject Project Company, in which case PEGI shall use commercially reasonable efforts to cause audited financial statements to be prepared (at PSP’s sole cost and expense) in an expeditious manner; and

•      Such other items as PSP may be reasonably request from time to time.

PSP shall be entitled (at its sole cost and expense) to have auditors engaged by PSP review, subject to such auditors agreeing to comply with customary confidentiality restrictions, any financial statements prepared in respect of each Subject Project Company and all books and records and working papers related thereto; provided that any such reviews shall be scheduled upon reasonable advance notice by PSP and shall occur during normal business hours and shall be conducted in a manner not to unreasonably interfere with the business and operations of the applicable Subject Project Company or PEGI and its Affiliates.

Where the right to conduct any such review are subject to obligations of PEGI (or its Affiliates) or the Subject Project Company (or its Subsidiaries) to, or limitations imposed by, any joint venture partners or contractual counterparties of the applicable Subject Project Company (or its Subsidiaries), PSP’s

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review rights will be subject to all such limitations and to full compliance by PEGI and PSP of all such obligations.
Corporate Opportunities, Waiver of Fiduciary Duties, Etc.:	To the maximum extent permitted by Applicable Law, no member, director, officer or partner (or equivalent) of any Subject Project Company will have any fiduciary duties to any equity holder of such Subject Project Company, including as may result from a conflict of interest between any of PEGI, PSP and the Subject Project Company. No JV Participant shall be obligated to recommend or take any action in its, his or her capacity as a director or officer of a Subject Project Company that prefers the interests of the Subject Project Company or the other JV Participant over the interests of such JV Participant.
Tax Considerations	Each of PEGI and PSP shall bear its pro rata share of any obligation or payment due to one or more third parties on account of the breach of any existing tax representations made, or tax indemnities given, to tax equity partners (other than tax equity partners that are Affiliates of PEGI, Pattern Development 1.0 or Pattern Development 2.0) relating to U.S. federal, state or local taxes with respect to any existing United States Subject Project Company (any such obligations or payment, a “U.S. Tax Loss”). PSP shall have the right to consult with PEGI and its Affiliates with respect to any claim regarding a U.S. Tax Loss in excess of $100,000 (such claim, a “Significant U.S. Tax Claim”) and to participate fully in any negotiation, discussion, legal proceeding or other attempt to resolve a Significant U.S. Tax Claim. Neither PEGI nor any of its Affiliates shall settle, compromise or concede any portion of a Significant U.S. Tax Claim without the prior written consent of PSP. PEGI or an Affiliate of PEGI shall be the “tax matters partner” or the “partnership representative” (each as defined under the applicable section of the Code) of any joint venture vehicle that is a partnership for U.S. federal income tax purposes, and shall be given full faith and authority to manage the U.S. tax affairs of such joint venture vehicle to the fullest extent permitted by Law. Each of PEGI and PSP agrees that it shall take into account and report any adjustment to its U.S. tax items as notified by the “tax matters partner” or the “partnership representative,” as applicable, on behalf of any such joint venture vehicle in the manner required by Applicable Law, whether or not it owns an interest or remains a member or partner in the relevant joint venture vehicle in the year of such notification of adjustment.
D&O Indemnity:	The Governing Documents will include customary D&O indemnification provisions, which shall provide for customary expense advancement and exculpation.
Governing Law:	New York.

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EXHIBIT E

CONSTRUCTION FINANCING TERMS

Acquisition Equity Bridge FACILITY

INDICATIVE SUMMARY OF BASIC Terms and STRUCTURE

1. Facility

An acquisition bridge debt facility (“Facility”) in respect of an equity interest in a project that either:

(i)            has been acquired jointly by PEGI and PSP as a Joint Acquisition or from a third-party (an “Acquired Interest”, and PEGI’s share the “PEGI Acquired Interest”); or

(ii)           is a Joint Acquisition that has been agreed to be acquired in the future by PEGI and PSP (a “Committed Acquisition”).

2. Lender	PSP (or an Affiliate)
3. Borrower

A single-purpose holdco entity that is either:

(i)            an Affiliate of PEGI that holds the PEGI Acquired Interest; or

(ii)           in the case of a Committed Acquisition, an Affiliate of Pattern Development 1.0 or Pattern Development 2.0 (whichever is the Subject Project Interest Seller) that holds the Subject Project Interest.

4. Sponsor	PEGI, Pattern Development 1.0, or Pattern Development 2.0, whichever (indirectly) holds the PEGI Acquired Interest or the Subject Project Interest.
5. Security / Recourse

Loans under the Facility (“Loans”) will be secured by a pledge of the Sponsor’s equity interest in the Borrower and will thus be structurally subordinated to the senior project construction financing.

Certain indemnities may also be provided by the Sponsor, corresponding to the allocation of construction risk in the applicable purchase and sale agreement for the Acquired Interest or the Committed Acquisition.

Otherwise the Facility will be non-recourse to the Sponsor. The Sponsor will retain the right to make unlimited injections of equity to cure events of default.

6. Sizing

The Facility will be sized at 100% of either:

(i)            in the case of an Acquired Interest, the agreed purchase price for the PEGI Acquired Interest; or

(ii)          in the case of a Committed Acquisition, the required construction equity investment in the project.

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7. Use of Proceeds

The proceeds of the Loans will be used to fund either:

(i)            PEGI’s acquisition of the PEGI Acquired Interest or a distribution to PEGI to reimburse the cost of the PEGI Acquired Interest; or

(ii)           in the case of a Committed Acquisition, a distribution to the Sponsor after the project construction equity investment has been fully funded.

8. Interest & Fees

The Loans will bear interest at a fixed rate that is equal to the 25-year after-tax internal rate of return for the Acquired Interest or Committed Acquisition, per the financial model established on the signing date of the applicable purchase and sale agreement.

In the case of an Acquired Interest, interest on the Loans may be paid quarterly in cash or capitalized into the balance of the Loans, at the Borrower’s election.

In the case of a Committed Acquisition, interest will be paid quarterly in cash.

No upfront fees or commitment fees will be payable.

9. Reserve Requirements	None.
10. Repayment

The Loans will be repaid:

(i)    via a sweep of project cash distributions received by the Borrower; no distributions from the Borrower to the Sponsor will be permitted; and

(ii)    in full upon Maturity (see Section 11); and

(iii)   in the case of a Committed Acquisition, upon divestiture of the Subject Project Interest or the Borrower, by the Sponsor.

No scheduled amortization of the Loans will be required. The Loans may be voluntarily prepaid in full or in part, at any time, at the Borrower’s election.

11. Maturity	The Facility will mature 12 months after COD of the project.
12. Conditions Precedent to Closing	Conditions precedent (and Borrower representations and warranties) will be consistent with those given by the Sponsor under the applicable purchase and sale agreement.

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EXHIBIT F

MATERIAL CONTRACTS

For each Subject Project Interest jointly acquired by PSP and PEGI “Material Contracts” shall mean Contracts of the following types:

i.	any lease or other type of agreement granting long-term real property tenure rights that is material to the Project, taken as a whole.

ii.	applicable third-party partnership agreements (including agreements with tax equity partners).

iii.	the engineering, procurement and construction agreement, balance-of-plant construction contract or similar agreement and related guarantee (but only to the extent adversely affecting the warranty provisions thereof).

iv.	the turbine supply agreement or similar material equipment supply agreement and related guarantee (but only to the extent adversely affecting the warranty provisions thereof).

v.	the service and maintenance agreement or similar agreement entered into in respect of the wind turbines or any other material equipment.

vi.	long-term power purchase agreement, long-term energy hedge agreement or similar agreement entered into with any off-taker to purchase electricity or other products from the Subject Project Company.

vii.	the interconnection agreement.

viii.	agreements evidencing indebtedness of the types described in clause (h) under “PSP Consent Rights” in Exhibit D; provided that agreements evidencing indebtedness that PEGI is permitted to incur without PSP’s consent under such clause (h) shall not require PSP’s consent under clause (n) under “PSP Consent Rights” in Exhibit D.

ix.	any other Contract that affects the Operating Period to which any Subject Project Company jointly acquired by PSP and PEGI or any of its Subsidiaries is a party or by which such Person, or any of its assets is bound and that:

1.	limits the freedom of any Subject Project Company or any of its Subsidiaries to compete in any line of business or with any Person or in any area or granting “most favored nation” or similar status, in a manner that is material to the Project, taken as a whole;

2.	is with Seller or any of its Affiliates that is material to the Project, taken as a whole; or

3.	the entry into or loss of which would result in a material adverse effect.

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For purposes of this Exhibit F, "Project" means the power generation, storage or transmission facility or project owned by a Subject Project Company jointly acquired by PSP and PEGI.

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